Exhibit 99.5

Public

Accounts

Ministry of Finance

Office of the

Comptroller General

For the Fiscal Year Ended

March 31, 2015

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended…— 2000/2001—

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187—8657.

ISSN 1499—1659 = Public accounts—British Columbia.

Office of the Comptroller General

1. British Columbia—Appropriations and

expenditures—Periodicals. 2. Revenue—British

Columbia—Periodicals.

3. Finance, Public—British Columbia—Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74              352.4’09711’05   C2001—960204—9

July 15, 2015

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2015.

MICHAEL DE JONG
Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Michael de Jong

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2015.

Respectfully submitted,

STUART NEWTON
Comptroller General

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity, which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in fiscal year 2014/15.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. Although accounting policies are based in Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

We are fortunate in British Columbia to have had a review of the budget and reporting process. The Budget Process Review Panel report set out some very clear principles for financial reporting based on user needs. At that time PSAS were determined to best meet the needs identified in the report. This has guided our principles—based financial reporting since then. Currently, much of the challenge faced by changing accounting standards relates to PSAS moving away from some of the principles included in the Budget Process Review Panel report. These principles have been used by government as the basis for budgeting annual expenditures and relied upon by users of the financial statements in establishing the government’s accountability for financial management and ensuring consistency in presentation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Throughout the year, we work with the Office of the Auditor General to implement changes in accounting standards, address audit findings and recommendations, and improve the transparency of financial reporting. In doing so, we are mindful of the need to maintain consistency in the fundamental principles of accounting, and the comparability of financial information over a long period of time. This continuity allows the users of financial information to compare government’s financial performance against their fiscal plan, and to understand the province’s financial performance over longer periods of time. These objectives help to demonstrate accountability for financial performance to the public, both in the current year and over the longer term.

One qualification regarding government transfers remains: how to account for the government transfers is the subject of much debate nationally and internationally among both preparers and auditors. In the absence of a clear consensus on the application of the standard, it would be imprudent to make such a significant change only to have to change back at a later date. Therefore, until the situation is resolved, I have chosen to maintain our current position to ensure the long term comparability of financial information from year to year. We will continue to work with standard setters, other jurisdictions, the accounting community, and the Auditor General’s Office towards a consistent application of the transfer standard.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and her staff for their cooperation and support in preparing the 2014/15 Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e—mail at: Stuart.Newton@gov.bc.ca; by telephone at 250—387—6692, or by fax at 250—356—2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet — website http://www.fin.gov.bc.ca/ocg.htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries’ accountability back to the Legislative Assembly.

STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	28

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Cash Flow	44
Notes to Consolidated Summary Financial Statements	46
Reporting Entity	83
Consolidated Statement of Financial Position by Sector	86
Consolidated Statement of Operations by Sector	90
Statement of Financial Position for Self—supported Crown Corporations and Agencies	94
Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies	96
Consolidated Statement of Tangible Capital Assets	98
Consolidated Statement of Guaranteed Debt	99

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	103
SUCH Statement of Financial Position	106
SUCH Statement of Operations	108
Consolidated Staff Utilization	109

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	113
Statement of Operations	115
Statement of Cash Flow	116
Schedule of Net Revenue by Source	118
Schedule of Comparison of Estimated Expenses to Actual Expenses	120
Schedule of Financing Transaction Disbursements	122
Schedule of Write—offs, Extinguishments and Remissions	123

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	127
Provincial Debt (Unaudited)	128
Change in Provincial Debt (Unaudited)	129
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer—supported Debt and Total Debt (Unaudited)	130
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	130
Change in Provincial Debt, Comparison to Budget (Unaudited)	131
Interprovincial Comparison of Taxpayer—supported Debt as a Percentage of Gross Domestic Product (Unaudited)	132
Interprovincial Comparison of Taxpayer—supported Debt Service Costs as a Percentage of Revenue (Unaudited)	133
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	135
Summary of Provincial Debt	137
Key Indicators of Provincial Debt	139
Summary of Performance Measures	140

Definitions (Unaudited)	141

Acronyms (Unaudited)	144

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer—supported Crown corporations and agencies (government organizations), the self—supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write—offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general—purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 122, 124, 127, 130 and 132 of the Budget and Fiscal Plan 2014/15—2016/17.

Budget and Actual Results 2014/15

	In Millions				Variance
		2014/15			2014/15	2014/15
	2014/15	Updated	2014/15	2013/14	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2013/14
	$	$	$	$	$	$
Revenue	44,800	45,772	46,122	43,728	1,322	2,394
Expense	(44,416)	(44,793)	(44,439)	(43,401)	(23)	(1,038)
Surplus(deficit) before forecast allowance	384	979	1,683	327	1,299	1,356
Forecast allowance	(200)	(100)			200
Surplus (deficit) for the year	184	879	1,683	327	1,499	1,356

Capital spending:
Taxpayer—supported capital spending	4,030	3,637	3,407	3,151	(623)	256
Self—supported capital spending	2,590	2,604	2,491	2,519	(99)	(28)
Total capital spending	6,620	6,241	5,898	5,670	(722)	228

Provincial debt:
Taxpayer—supported	43,075	42,302	41,880	41,068	(1,195)	812
Self—supported	21,463	21,428	21,040	19,625	(423)	1,415
Total provincial debt	64,538	63,730	62,920	60,693	(1,618)	2,227
Taxpayer—supported debt to GDP ratio	18.4%	17.7%	17.5%	18.2%	(0.9)	(0.7)

Summary Accounts Surplus (Deficit)

The province ended the year with a surplus of $1,683 million, which was $1,499 million higher than the surplus forecast in the Budget and Fiscal Plan 2014/15—2016/17. The 2014/15 surplus of $1,683 million was $1,356 million greater than the surplus of $327 million in fiscal year 2013/14.

Revenue increased by 5.5% in 2014/15 compared to expected average annual growth of 2.6%, while expenses increased by 2.4% compared to expected average annual growth of 2.2% over the fiscal plan period.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer—supported infrastructure spending on hospitals, schools, post—secondary facilities, transit, and roads totaled $3,407 million in 2014/15. Self—supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets totaled $2,491 million in 2014/15.

Provincial Debt

Taxpayer—supported debt increased by $812 million in 2014/15 while self—supported debt increased by $1,415 million. The increase in total debt of $2,227 million was $1,618 million less than the budgeted increase in total debt of $3,845 million. The key measure of taxpayer—supported debt to GDP ended the year at 17.5%, less than the 18.4% forecast in the budget.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self—supported Crown corporations, and investment income.

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	19,031	20,145	21,050	20,930	23,056
Contributions from federal government	8,009	7,718	7,044	7,502	7,326
Fees and licences	4,440	4,735	4,907	5,210	5,425
Natural resources	2,729	2,812	2,473	2,955	2,937
Miscellaneous	2,687	2,673	2,613	3,194	2,804
Net earnings of self—supported Crown corporations	2,940	2,691	2,776	2,701	3,371
Investment income	843	1,022	1,173	1,236	1,203
Total revenue	40,679	41,796	42,036	43,728	46,122

Provincial revenues increased by $2,394 million in 2014/15. The improvement in provincial revenue was primarily due to significant increases in taxation revenue of $2,126 million. The net earnings of self—supported Crown corporations increased by $670 million, and fees and licences revenue increased by $215 million. Increases in these significant sources of revenue were offset by decreases in contributions from the federal government and other sources of revenue totaling $617 million.

In 2014/15, tax revenue increased by $2,126 million (10.2%). Personal income tax revenue increased by $1,214 million (17.7%) and corporate income tax revenue increased by $208 million (8.6%). Provincial sales tax increased by $322 million (5.8%), property transfer tax revenue increased by $128 million (13.7%), and tobacco tax revenue increased by $28 million (3.9%) in 2014/15. All other tax revenues increased by $226 million over the same period.

The net earnings of self—supported Crown corporations including BC Hydro, ICBC, BC Lottery Corp and the Liquor Distribution Branch increased by $670 million in 2014/15.

Contributions from the federal government were $176 million lower than contributions received in 2013/14. This decrease was mainly the result of annual adjustment to the province’s share of Canada Health and Social transfers.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Natural resource revenues decreased by $18 million (0.6%) in 2014/15. Petroleum, natural gas and mineral royalties increased $21 million (1.3%), forest revenues increased by $35 million (4.9%) and other sources of natural resource revenue decreased by $74 million (11.2%).

Own—source Revenue to GDP

The ratio of own—source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self—supported Crown corporations and user fees and licences (own—source revenue is all revenue except for federal transfers).

Own—source revenue to GDP has increased marginally in 2014/15 ending the year at 16.3%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2010/11 total revenue has increased in line with the increase in GDP. While fees and licences revenue and taxation revenue have exceeded the growth in GDP, natural resource revenues trail the change in GDP slightly. Only contributions from the federal government have decreased over the past five years to 91.9% of the amount received in 2010/11.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Petroleum, natural gas and mineral revenues increased by $21 million from 2013/14. These categories of natural resource revenue account for 54.3% of natural resource revenue compared to 53.2% in 2013/14.

Forestry revenue increased by $35 million in 2014/15. The proportion of natural resource revenue derived from forestry increased to 25.6% in 2014/15 from 24.4% in 2013/14.

Water and other resource revenues decreased by $74 million in the year. They comprise 20.1% of provincial natural resource revenue.

Government—to—Government Transfers to Total Revenue

The ratio of government—to—government transfers to total revenue is an indicator of how dependent the province is on transfers from the Federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers decreased by $176 million in 2014/15. This decrease was mainly the result of annual adjustment to the province’s share of Canada Health and Social transfers.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, natural resources and economic development, transportation, other, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	15,992	16,917	17,502	17,862	18,370
Education	11,165	11,227	11,528	11,827	11,827
Social services	3,786	3,940	3,990	3,805	3,847
Interest	2,252	2,383	2,390	2,482	2,498
Natural resources and economic development	2,349	1,873	2,092	1,755	2,191
Transportation	1,580	1,545	1,555	1,580	1,608
Other	1,208	1,415	1,346	1,184	1,288
Protection of persons and property	1,448	1,512	1,539	1,520	1,451
General government	1,146	2,834	1,262	1,386	1,359
Total expense	40,926	43,646	43,204	43,401	44,439

Government program spending increased by $1,038 million in 2014/15.

The province increased spending on health by $508 million (2.8%), natural resource and economic development sector by $436 million (24.8%), and the social services sector by $42 million (1.1%). Spending in all other sectors increased by $52 million over 2013/14.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

In 2014/15, provincial operating expenses were $44,439 million, a $1,038 million (2.4%) increase from 2013/14. Program spending has increased by $3,513 million (8.6%) since 2010/11. This is compared to increases in GDP of 15.9% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased from 18.9% to 18.6% in 2014/15, indicating that government spending continues to increase at a rate below economic growth as represented by GDP.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2013/14 to 2014/15

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2013/14 Surplus	43,728	43,401	327
Increase in taxation revenue	2,126		2,126
Increase in earnings from self—supported Crown corporations	670		670
Increase in fees and licences revenue	215		215
Decrease in other revenue	(617)		(617)
Increase in health spending		508	(508)
Increase in natural resource and economic development		436	(436)
Increase in social services spending		42	(42)
Increase in other expenses		52	(52)
Subtotal of changes in actual results	2,394	1,038	1,356
	46,122	44,439
2014/15 Surplus			1,683

2013/14 Accumulated Surplus			1,346
2014/15 Accumulated Surplus before Accumulated Other Comprehensive income			3,029
Accumulated other comprehensive income from self—supported Crown corporations and agencies			223
2014/15 Accumulated Surplus			3,252

The year over year increase in total revenue of $2,394 million, offset by the increase in total expense of $1,038 million, resulted in a surplus that was $1,356 million higher than 2013/14. Accumulated surplus increased from $1,346 million in 2013/14 to $3,252 million at the end of 2014/15.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Changes from 2014/15 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per Budget March 2014	44,800	44,416	(200)	184
Increased taxation revenue	899			899
Increased self—supported Crown corporations earnings	486			486
Increased fees and licences	89			89
Increased investment earnings	112			112
Decreased other revenues	(264)			(264)
Increased social services spending		144		(144)
Increased natural resources and economic development spending		434		(434)
Decreased health spending		(313)		313
Decreased other program spending		(242)		242
Forecast allowance			200	200
Subtotal of changes in actual results compared to budget	1,322	23	200	1,499
Actual Results	46,122	44,439	0	1,683

Revenue was $1,322 million (3.0%) higher than the budgeted amount of $44,800 million and expenses increased marginally by $23 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2014/15	2014/15
	2014/15	2014/15	2013/14	Budget	vs
	Budget	Actual	Actual	to Actual	2013/14
	$	$	$	$	$
Financial assets	41,588	42,377	39,733	789	2,644
Less: liabilities	(82,674)	(81,279)	(78,818)	1,395	(2,461)
Net Liabilities	(41,086)	(38,902)	(39,085)	2,184	183
Less: non—financial assets	42,843	42,154	40,912	(689)	1,242
Accumulated surplus	1,757	3,252	1,827	1,495	1,425

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2015, the accumulated surplus was $3,252 million, $1,495 million higher than budget.

Financial assets were $2,644 million higher than 2013/14 as the result of increases in cash, cash equivalents, and temporary investments of $874 million, equity in self—supported Crown corporations and agencies of $432 million, and loans for the purchase of assets, recoverable from agencies of $1,396 million. These increases were offset by decreases of $58 million in other financial assets.

Liabilities increased by $2,461 million from 2013/14. Self—supported debt increased by $1,424 million and taxpayer—supported debt increased by $932 million to fund infrastructure programs, provide capital financing to self—supported Crown corporations and agencies, and support working capital requirements. Other liabilities, including accounts payable and deferred revenue, increased by $105 million from 2013/14.

Non—financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non—financial assets increased by $1,242 million over 2013/14 as government invested in infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2014/15, the province had an accumulated surplus of $3,252 million, $1,425 million higher than in 2013/14. The positive operating results of prior years and the current year provide the flexibility to sustain core public services.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	3,060	3,235	3,174	2,802	3,676
Accounts receivable	2,342	2,408	2,456	3,449	3,489
Equity in self—supported Crown corporations and agencies	7,093	6,998	7,541	7,839	8,271
Loans for the purchase of assets, recoverable from agencies	12,947	14,846	16,907	18,921	20,317
Other financial assets	7,057	7,021	7,508	6,722	6,624
Total financial assets	32,499	34,508	37,586	39,733	42,377

In 2014/15, financial assets increased by $2,644 million primarily due to an increase in capital loans to Crown agencies. Recoverable capital loans increased by $1,396 million as the province provided funding to Crown agencies for capital projects, equity in self—supported Crown corporations increased by $432 million, and all other financial assets increased by $816 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer—supported debt	33,079	36,012	39,828	41,761	42,693
Self—supported debt	13,030	14,942	17,011	19,041	20,465
Total financial statement debt	46,109	50,954	56,839	60,802	63,158
Accounts payable and other liabilities	7,919	9,119	9,149	8,298	8,312
Deferred revenue	10,750	10,459	9,896	9,718	9,809
Total liabilities	64,778	70,532	75,884	78,818	81,279

In 2014/15, total liabilities increased by $2,461 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer—supported debt increased in 2014/15 by $932 million, while self—supported debt increased by $1,424 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $91 million while accounts payable and other liabilities increased by $14 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Non—financial Assets

Trend analysis of non—financial assets provides users with information to assess the management of a government’s infrastructure and long—term non—financial assets.

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	34,278	35,692	36,762	37,778	39,028
Other non—financial assets	2,398	2,592	2,709	3,134	3,126
Total non—financial assets	36,676	38,284	39,471	40,912	42,154

Management of non—financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non—financial assets typically represent resources that government can use in the future to provide services. At March 31, 2015, non—financial assets were $42,154 million which was $1,242 million higher than 2013/14 and $5,478 million higher than 2010/11. The majority of the province’s non—financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $1,250 million in 2014/15, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,250 million in 2014/15, and $6,809 million since 2010/11. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	32,499	34,508	37,586	39,733	42,377
Less: liabilities	(64,778)	(70,532)	(75,884)	(78,818)	(81,279)
Net liabilities	(32,279)	(36,024)	(38,298)	(39,085)	(38,902)
Less: non—financial assets	36,676	38,284	39,471	40,912	42,154
Accumulated surplus	4,397	2,260	1,173	1,827	3,252

Net liabilities decreased by $183 million in 2014/15, due to increased investment in infrastructure. The liabilities include deferred revenue of $9,809 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

The financial measure of net liabilities has remained stable while investments in infrastructure have increased resulting in an increase in accumulated surplus. The accumulated surplus of the province was $3,252 million at the end of 2014/15, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non—financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, non—financial assets have increased while the measure of net liabilities has remained stable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The decrease in net liabilities to GDP is the result of net liabilities remaining below the increase in economic growth as represented by GDP in 2014/15. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long—term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2010/11	2011/12	2012/13	2013/14	2014/15
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	46,109	50,954	56,839	60,802	63,158
Less: sinking fund assets	(1,410)	(1,491)	(1,778)	(835)	(977)
Third party guarantees and non—guaranteed debt	455	730	755	726	739
Total provincial debt	45,154	50,193	55,816	60,693	62,920

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $238 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self—supported Crown corporations. Overall, total provincial debt increased by $2,227 million in 2014/15 because the government borrowed to fund capital projects and working capital requirements.

The largest increases in the debt of self—supported Crown agencies were the debt of the British Columbia Hydro and Power Authority which increased by $985 million and the debt of Transportation Investment Corporation which increased by $126 million. Taxpayer—supported debt increased due to BC Transportation Financing Authority debt increasing by $516 million; health sector debt increasing by $484 million; education sector debt increasing by $487 million; and other increases in taxpayer—supported debt of $268 million.

Provincial government direct operating debt decreased by $943 million compared to 2013/14.

Taxpayer—supported debt to GDP

The ratio of taxpayer—supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2014/15 taxpayer—supported debt to GDP was 17.5% which was, lower than the budgeted level of 18.4%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2014/15, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2014: Aaa); Standard and Poor’s gave the province an AAA credit rating (2014: AAA); and Dominion Bond Rating Service gave the province an AA(high) credit rating (2014: AA (high)).

Credit Ratings May 2015

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aaa	AAA	AA
Manitoba	Aa1	AA	A (high)
Ontario	Aa2	AA–	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	A+	A (high)
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A+	A
Canada	Aaa	AAA	AAA

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 127—140.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has decreased over the last five years from 4.0% in 2010/11. In 2014/15, the province spent 3.6 cents of each revenue dollar on interest on the provincial debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Non—Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non—hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 2.6% in the 2014 calendar year, the second highest rate among provinces and above the national average of 2.4%, according to preliminary GDP by industry data from Statistics Canada. The estimated 2.6% growth for British Columbia in 2014 is higher than the government’s Budget 2015 estimate of 2.2%.

Real Gross Domestic Product in Calendar Year 2014

Growth was observed across most major industries in 2014 with the exception of educational services (down 4.0%), agriculture, forestry, fishing and hunting (down 3.7%), utilities (down 1.4%), and information and cultural industries (down 0.2%). The strongest gains among industries in 2014 were observed in mining, quarrying and oil and gas extraction (up 4.6%), retail trade (up 4.6%) and real estate, rental and leasing services (up 3.9%). Construction, manufacturing, as well as transportation and warehousing, also saw steady gains in 2014.

Retail sales, an indicator of consumer spending, increased by 5.6% in 2014. Also, the value of merchandise exports from British Columbia increased by 7.1% in 2014 despite unbalanced external demand for BC products.

Unemployment Rate in Calendar Year 2014

British Columbia saw a decline in its annual unemployment rate in 2014, falling to 6.1% from the 6.6% rate observed in 2013. The unemployment rate in BC in 2014 was lower than the national average of 6.9%. The average level of employment in 2014 was higher than the pre—recession level observed in 2008 (by about 36,500 jobs).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•                       assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•                       the outcome of litigation, arbitration, and negotiations with third parties;

•                       potential changes to federal transfer allocations, cost—sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•                       utilization rates for government services such as health care, children and family services, and income assistance;

•                       exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•                       changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$75 to $100[1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$140[2]
US exchange rate (US cents/Cdn$)	1 cent	$(25) to $(50)
Interest rate	1 percentage point	$(91)
Debt	$500 million	$(16)

1Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenue may be offset by changes in border tax revenue.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 68 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2015

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ MICHAEL DE JONG
MICHAEL DE JONG
Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Summary Financial Statements

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (“the Government”), which comprise the consolidated statement of financial position as at March 31, 2015, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with the Budget Transparency and Accountability Act as set out in note 1(a) to the summary financial statements, and for such internal control as it determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these summary financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report - Summary Financial Statements

Basis for Qualified Opinion

Inappropriate deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require that (i) transfers from other governments be recorded as revenues, except when the transfer meets the definition of a liability for the recipient government, and (h) externally restricted funds received from non-government sources be recorded as revenue in the period in which the funds are used for the purpose(s) specified.

Had government made an adjustment, when this was first brought to its attention, for those funds received that in my opinion do not meet the definition of a liability or which have already been used for the purpose(s) specified, liabilities as at March 31, 2015, would have been less by $4,241 million, the accumulated surplus at the beginning of the year would have been greater by $4,050 million and current year revenue would have been greater by $191 million.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2015, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with the Budget Transparency and Accountability Act as set out in note 1(a) to the summary financial statements, which conform with Canadian public sector accounting standards.

Report on Other Legal and Regulatory Requirements

As required by section 11(2) of the Auditor General Act, I report that, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements are presented fairly in accordance with Canadian public sector accounting standards, which is one of the financial reporting frameworks included in Canadian generally accepted accounting principles.

/s/ Carol Bellringer
Victoria, British Columbia	Carol Bellringer, CPA, FCA
July 8, 2015	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2015

		In Millions
	Note	2015	2014
		$	$
Financial Assets
Cash and cash equivalents		3,237	2,382
Temporary investments		439	420
Accounts receivable	3	3,489	3,449
Inventories for resale	4	85	75
Due from other governments	5	896	790
Due from self—supported Crown corporations and agencies	6	633	848
Equity in self—supported Crown corporations and agencies	7	8,271	7,839
Loans, advances and mortgages receivable	8	1,902	1,824
Other investments	9	2,131	2,350
Sinking fund investments	10	977	835
Loans for purchase of assets, recoverable from agencies	11	20,317	18,921
		42,377	39,733
Liabilities
Accounts payable and accrued liabilities	12	5,369	5,134
Employee future benefits	13	1,921	1,870
Due to other governments	14	711	1,042
Due to Crown corporations, agencies and trust funds	15	50	38
Deferred revenue	16	9,809	9,718
Employee pension plans	17	261	214
Taxpayer—supported debt	18	42,693	41,761
Self—supported debt	19	20,465	19,041
		81,279	78,818
Net assets (liabilities)	21	(38,902)	(39,085)

Non—financial Assets
Tangible capital assets	22	39,028	37,778
Restricted assets	23	1,553	1,493
Prepaid program costs	24	866	775
Other assets	25	707	866
		42,154	40,912
Accumulated surplus (deficit)	26	3,252	1,827

Measurement uncertainty	2
Contingencies and contractual obligations	27

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ STUART NEWTON
STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2015

	In Millions
	2015		2014
	Estimates
	(Note 33)	Actual	Actual
	$	$	$
Revenue

Taxation (Note 28)	22,157	23,056	20,930
Contributions from the federal government	7,363	7,326	7,502
Fees and licenses	5,336	5,425	5,210
Natural resources (Note 29)	3,010	2,937	2,955
Miscellaneous	2,958	2,804	3,194
Net earnings of self—supported Crown corporations and agencies (Note 7)	2,885	3,371	2,701
Investment income	1,091	1,203	1,236
	44,800	46,122	43,728
Expense (Note 30)

Health	18,683	18,370	17,862
Education	11,899	11,827	11,827
Social services	3,703	3,847	3,805
Interest	2,578	2,498	2,482
Natural resources and economic development	1,757	2,191	1,755
Transportation	1,629	1,608	1,580
Other	1,594	1,288	1,184
Protection of persons and property	1,393	1,451	1,520
General government	1,180	1,359	1,386
	44,416	44,439	43,401
Surplus (deficit) for the year before unusual items	384	1,683	327
Forecast allowance	(200)

Surplus (deficit) for the year	184	1,683	327

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		1,346	1,019
Accumulated surplus (deficit)—before other comprehensive income		3,029	1,346
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—beginning of year		481	154
Other comprehensive income from self—supported Crown corporations and agencies (see page 97)		(258)	327
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—end of year		223	481
Accumulated surplus (deficit)—end of year		3,252	1,827

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2015

	In Millions
	2015		2014
	Estimates	Actual	Actual
	$	$	$

Surplus (deficit) for the year	184	1,683	327
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(4,030)	(3,407)	(3,151)
(Gain) or loss on sale of tangible capital assets	(168)	(135)	(601)
Amortization of tangible capital assets	2,147	2,080	2,071
Disposals and valuation adjustments	226	212	665
	(1,825)	(1,250)	(1,016)
Effect of change in:
Restricted assets	(53)	(60)	(51)
Prepaid program costs	(1)	(91)	(85)
Other assets	4	159	(289)
	(50)	8	(425)
Effect of self—supported Crown corporations’ and agencies’ other comprehensive income	(175)	(258)	327
Decrease (increase) in net liabilities	(1,866)	183	(787)
Net (liabilities)—beginning of year	(39,220)	(39,085)	(38,298)
Net (liabilities)—end of year (Note 21)	(41,086)	(38,902)	(39,085)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2015

	In Millions
	2015			2014
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions

Surplus (deficit) for the year[1]			1,683	327
Non—cash items included in surplus (deficit):
Amortization of tangible capital asset			2,080	2,071
Amortization of public debt deferred revenue and deferred charges			(356)	(365)
Concessionary loan adjustments (decrease)			(12)	(3)
(Gain) or loss on sale of tangible capital assets			(135)	(601)
Valuation adjustment			204	224
Net earnings of self—supported Crown corporations and agencies			(3,371)	(2,701)
Temporary investments (increase) decrease			(19)	545
Accounts receivable (increase)			(210)	(1,172)
Due from other governments (increase) decrease			(106)	136
Due from self—supported Crown corporations and agencies decrease (increase)			215	(426)
Accounts payable and accrued liabilities increase (decrease)			235	(11)
Employee future benefits increase			51	77
Due to other governments (decrease)			(331)	(965)
Due to Crown corporations, agencies and funds increase (decrease)			12	(1)
Employee pension plan increase			47	49
Items applicable to future operations increase (decrease)			104	(611)
Contributions from self—supported Crown corporations and agencies			2,651	2,516
Cash derived from (used for) operations			2,742	(911)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	211	(3,407)	(3,196)	(2,489)
Cash (used for) capital	211	(3,407)	(3,196)	(2,489)

Investment Transactions
Investment in self—supported Crown corporations and agencies	30		30	214
Loans, advances and mortgages receivable (issues)	227	(325)	(98)	(181)
Other investments—net decrease	218		218	291
Restricted assets—net (increase)		(60)	(60)	(51)
Sinking fund investments—net (increase) decrease	558	(700)	(142)	943
Cash (used for) derived from investments	1,033	(1,085)	(52)	1,216
Sub—total cash (requirements)			(506)	(2,184)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2015

	In Millions
	2015			2014
	Receipts	Disbursements	Net	Net
	$	$	$	$

Sub—total cash (requirements) carried forward from previous page			(506)	(2,184)

Financing Transactions[2]
Public debt increases	31,105	(28,347)	2,758	4,372
(Used for) purchase of assets, recoverable from agencies	12,069	(13,466)	(1,397)	(2,015)
Cash derived from financing	43,174	(41,813)	1,361	2,357
Increase in cash and cash equivalents			855	173
Cash and cash equivalents—beginning of year			2,382	2,209
Cash and cash equivalents—end of year			3,237	2,382

Cash and cash equivalents are made up of:
Cash			2,499	1,143
Cash equivalents			738	1,239
			3,237	2,382

1Interest received during the year was $1,190 million (2014: $1,236 million). Interest paid during the year was $2,489 million (2014: $2,483 million). Interest received is made up of interest income from the Statement of Operations in the amount of $1,203 million (2014: $1,236 million) plus the change in accrued interest receivable in the amount of $(13) million (2014: nil). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,498 million (2014: $2,482 million) plus the change in accrued interest payable in the amount of $(9) million (2014: $1 million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015

1.            Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 83. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer—supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self—supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self—supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self—supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self—supported on establishment and during a start up period if they are reasonably expected to meet the definition of self—supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 141.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the British Columbia Public School Employers’ Association (June 30), the Insurance Corporation of British Columbia (December 31), and all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

1. Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 86 — 93. These statements include the operations of the CRF, taxpayer—supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer—supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health—related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post—secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well—being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub—categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a proration of the calendar year estimates.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

1. Significant Accounting Policies—Continued

Direct taxes, such as sales, fuel, carbon, property transfer and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro—ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 142. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short—term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short—term investments generally have a maturity of three months or less and are held for the purpose of meeting short—term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short—term investments recorded at the lower of cost or market value. The fair values of short—term investments approximate their carrying values because of the short—term maturity of these instruments. Warehouse Program investments are short—term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self—supported Crown corporations and agencies represents the province’s investment (including long—term advances) in those self—supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

1. Significant Accounting Policies—Continued

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty—five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight—line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight—line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re—lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short—term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)            Taxpayer—supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)         Self—supported debt—includes the portion of debt of self—supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self—supported organizations as these entities are consolidated on the modified equity basis. Self—supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self—supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long—term, fixed—term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight—line basis. Non—monetary assets and liabilities are translated at historical rates of exchange.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off—balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off—balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self—supported Crown corporations has been reflected in the equity in self—supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

(e) CHANGE IN ACCOUNTING POLICY

Adoption of Public Sector Accounting Standard PS 3260, liability for contaminated sites

The province adopted this standard retroactively with restatement, beginning in this fiscal year. The effects of this change include an increase in liabilities of $273 million (2014: $273 million), a decrease in accumulated surplus (deficit)—beginning of year of $273 million (2014: $247 million) and a change in expense of nil (2014: $26 million increase).

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean-up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean—up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

2. Measurement Uncertainty—Continued

The amount of corporate income tax attributable to the year can change as a result of reassessments in subsequent years. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	95	85	105	(10)	10
Crime Victim Assistance Program	182	172	192	(10)	10
Silviculture Liability	109	98	120	(11)	11
Employee Leave Entitlements	297	288	306	(9)	9

Variability arises from uncertainty from the outcomes or the use of estimates.

Revenues

Taxation
Personal Income Tax	8,076	7,676	8,476	(400)	400
Contributions from the Federal Government
Canada Health Transfer payments[2]	4,184	4,152	4,216	(32)	32
Canada Social Transfer payments[2]	1,640	1,627	1,653	(13)	13

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

3. Accounts Receivable

	In Millions
	2015	2014
	$	$
Accounts receivable	2,286	2,325
Taxes receivable	1,641	1,539
Accrued interest	306	293
	4,233	4,157
Provision for doubtful accounts	(744)	(708)
	3,489	3,449

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

4. Inventories for Resale

	In Millions
	2015	2014
	$	$
Properties	28	30
Miscellaneous	57	45
	85	75

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $163 million (2014: $189 million) including the effect of write—downs of $1 million (2014: $2 million). Write—downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2015	2014
	$	$
Government of Canada:
Current	828	701
Long—term		23
Provincial governments:
Current	23	20
Local governments:[1]
Current	31	31
Long—term	14	15
	896	790

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

6. Due from Self—supported Crown Corporations and Agencies

	In Millions
	2015	2014
	$	$
British Columbia Hydro and Power Authority	271	179
British Columbia Lottery Corporation	144	101
Insurance Corporation of British Columbia	139	237
UBC Properties Investments Ltd	71	41
Great Northern Way Campus Trust	4
Columbia Power Corporation	2	282
Vancouver Island Technology Park Trust	2	2
SFU Community Trust		6
	633	848

See Statement of Financial Position for Self—supported Crown Corporations and Agencies on pages 94 — 95 for details.

7. Equity in Self—supported Crown Corporations and Agencies

	In Millions
	2015				2014
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	4,108	42	4,170	3,865
Insurance Corporation of British Columbia		3,503	444	3,947	3,658
Columbia Power Corporation	26	165		191	183
British Columbia Lottery Corporation		(18)	(57)	(75)	(39)
Transportation Investment Corporation	150	(312)	(196)	(358)	(292)
	196	7,446	233	7,875	7,375
Self—Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	197			197	200
British Columbia Railway Company[3]	107	36	(8)	135	136
Great Northern Way Campus Trust[4]	61	(2)	(2)	57	59
SFU Community Trust		8		8	8
Heritage Realty Properties Ltd[5]		2		2	2
Vancouver Island Technology Park Trust[5]	1	1		2	2
UBC Properties Investments Ltd		(4)		(4)	57
Miscellaneous	1	(2)		(1)
	367	39	(10)	396	464
	563	7,485	223	8,271	7,839

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

7. Equity in Self—supported Crown Corporations and Agencies—Continued

	In Millions
	2015				2014
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self—supported Crown Corporations and Agencies
Balance—beginning of year	196	6,692	487	7,375	7,117
Increase (decrease) in investment					(250)
Increase (decrease) in other comprehensive income			(254)	(254)	327
Net earnings of self—supported Crown corporations and agencies		3,339		3,339	2,659
Dividends		(2,336)		(2,336)	(2,237)
Adjustments to dividends		(249)		(249)	(241)
Balance—end of year	196	7,446	233	7,875	7,375

Self—Supported Subsidiaries
Balance—beginning of year	397	73	(6)	464	424
Increase (decrease) in investment	(30)			(30)	36
Increase (decrease) in other comprehensive income			(4)	(4)
Net earnings of self—supported Crown corporations and agencies		32		32	42
Dividends		(65)		(65)	(47)
Transfers (to) from deferred revenue		(1)		(1)	9
Balance—end of year	367	39	(10)	396	464
	563	7,485	223	8,271	7,839

1Self—supported subsidiaries are non—core government business enterprises that are consolidated under the modified equity method by taxpayer—supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self—supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies on pages 94 — 97 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2015	2014
	$	$
Loans and Advances
BC student loans	1,231	1,203
Land tax deferment loans	671	598
Construction loans to social housing projects	176	178
Accountable advances	3	2
Miscellaneous	99	113
	2,180	2,094
Provision for doubtful accounts	(329)	(327)
	1,851	1,767
Mortgages Receivable
Reconstruction Program	40	49
Miscellaneous	13	10
	53	59
Provision for doubtful accounts	(2)	(2)
	51	57
	1,902	1,824

The BC Student Loan Program provides loans to borrowers for post—secondary education. Borrowers are required to repay these loans to the province with interest set at a variable rate of prime plus 2.5%; however, borrowers can choose a fixed rate of prime plus 5%. Amortization of the loans is usually set at 114 months, but borrowers can extend that amortization to a maximum of 174 months. Defaulted loans are due on demand at the same rate of interest the borrower previously chose. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer—supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short—term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work.

The program was administered by the Homeowner Protection Office (HPO), a provincial Crown corporation, and provided financial assistance in one of the following ways:

•                  Interest free loans provided by the HPO to homeowners;

•                  Interest free deferred payment loans provided by the HPO to homeowners over 65 years of age;

•                  Guarantees and interest subsidies on loans provided by financial institutions to homeowners; or

•                  Interest subsidies on loans provided by Canada Mortgage and Housing Corporation to housing cooperatives.

Effective July 31, 2009, the HPO stopped accepting new applicants, and effective April 1, 2010, responsibility for the ongoing management of the Reconstruction Loan Program was transferred to the Ministry of Finance. It is still governed by the Homeowner Protection Act, but is now known as the Reconstruction Loan Portfolio. Financial assistance is secured by registered mortgages.

Miscellaneous mortgages receivable have terms up to 7 years with interest rates of up to 1.50%.

9. Other Investments

	In Millions
	2015	2014
	$	$
Pooled investment portfolios	567	735
Provincial government bonds	431	445
Equity investments	280	370
Municipal, corporate and other bonds	244	171
Commercial loans and investments	117	108
British Columbia Ferry Services Inc	75	75
Government of Canada bonds	63	81
Miscellaneous	354	365
	2,131	2,350

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $852 million (2014: $986 million).

Provincial bonds of various provinces have a market value of $452 million (2014: $454 million), with yields ranging from 0.66% to 11.00%. Maturity dates range from April 11, 2015 to July 31, 2062.

Equity investments have a market value of $462 million (2014: $520 million). They include investments in Canadian, U.S. and international equity markets.

Municipal, corporate and other bonds have a market value of $276 million (2014: $175 million) with yields ranging from (0.34%) to 10.80%. Maturity dates range from April 1, 2015 to December 31, 2108.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $117 million (2014: $108 million) investment in power developments and other investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

9. Other Investments—Continued

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non—voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Government of Canada bonds have a market value of $66 million (2014: $80 million), with yields ranging from 0.00% to 9.00%. Maturity dates range from May 1, 2016 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $364 million (2014: $375 million).

10. Sinking Fund Investments

	In Millions
	2015	2014
	$	$

Sinking fund investments related to taxpayer—supported debt	822	707
Sinking fund investments related to self—supported debt	155	128
	977	835

	In Millions
	2015	2014
	$	$
Provincial government bonds	335	352
Pooled investment portfolios	24	14
Local government bonds	5	25
Miscellaneous	613	444
	977	835

Provincial bonds of various provinces have a market value of $426 million (2014: $399 million), with yields ranging from 0.76% to 3.51%. Maturity dates range from February 15, 2016 to June 1, 2040.

Pooled investment portfolios have a market value of $24 million (2014: $14 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

Local government bonds have a market value of $7 million (2014: $27 million), with yields of 2.28%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Miscellaneous investments have a market value of $613 million (2014: $444 million). These consist of Renminbi denominated bond proceeds held in an investment account.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2015	2014
	$	$
British Columbia Hydro and Power Authority	16,534	15,549
Transportation Investment Corporation	3,335	3,209
Columbia Power Corporation	300
British Columbia Lottery Corporation	140	155
Improvement districts	8	8
	20,317	18,921

12. Accounts Payable and Accrued Liabilities

	In Millions
	2015	2014
	$	$
Accounts payable	2,603	2,426
Other accrued estimated liabilities[1]	2,106	2,057
Accrued interest on debt	660	651
	5,369	5,134

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

13. Employee Future Benefits

	In Millions
	2015	2014
	$	$
Vacation, compensatory time off, sick bank	1,015	980
Retirement allowance	724	704
Post—retirement benefits	69	80
Worker compensation benefits	67	63
Long—term disability	46	43
	1,921	1,870

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post—employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes an actuarial valuation in the amount of $143 million. During the year, unamortized actuarial losses (gains) were $4 million (2014: $5 million); the amount of benefits paid was $17 million (2014: $15 million); and the date of the most recent actuarial valuation performed for accounting purposes was September 30, 2014.

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long—term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year—end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

14. Due to Other Governments

	In Millions
	2015	2014
	$	$
Government of Canada:
Current	654	581
Long—term	2	394
Provincial governments:
Current	31	22
Local governments:[1]
Current	24	45
	711	1,042

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, to townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2015	2014
	$	$
British Columbia Hydro and Power Authority	13
British Columbia Liquor Distribution Branch	4
Trust funds	33	38
	50	38

16. Deferred Revenue

	In Millions
	2015	2014
	$	$
Deferred contributions	3,110	2,917
Petroleum, natural gas and minerals, leases and fees	2,080	2,516
Federal and municipal infrastructure project revenues	1,460	1,319
Federal contributions	1,061	1,088
Unearned lease revenue	782	730
Motor vehicle licences and permits	270	262
Tuition	238	204
Medical Services Plan premiums	113	74
Water rentals and recording fees	107	110
Derivative debt instruments	78	80
Forest Stand Management Fund	11	12
Miscellaneous	499	406
	9,809	9,718

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

17. Employee Pension Plans

	In Millions
	2015	2014
	$	$
Teachers’ Pension Plan	259	212
Members of the Legislative Assembly Superannuation Account	2	2
	261	214

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $674 million (2014: $681 million), with estimated pension fund assets of $735 million (2014: $662 million), and an unamortized actuarial gain (loss) of $84 million (2014: $6 million). The accrued net (liability) asset is $(23) million (2014: $(25) million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $6,574 million (2014: $5,607 million), with estimated pension fund assets of $5,339 million (2014: $4,721 million). The accrued net (liability) asset is $(1,235) million (2014: $(886) million).

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

17. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2014/15 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/14	Dec 31/12	Dec 31/11	Aug 31/12
Date of audited financial statements	Mar 31/14	Dec 31/13	Dec 31/13	Aug 31/14
Expected long—term rate of return	6.50%	6.50%	6.50%	6.50%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

17. Employee Pension Plans—Continued

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2015, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	16,635	21,697	18,049	3,082	59,463
Pension fund assets	17,510	20,738	16,499	3,042	57,789
	(875)	959	1,550	40	1,674
Unamortized actuarial gain (loss)	(349)	(1,662)	(1,031)	(138)	(3,180)
Accrued net obligation (asset)	(1,224)	(703)	519	(98)	(1,506)

(e)          The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2014 for each plan are: College Pension Plan 11.3% (2014: 13.1%), Public Service Pension Plan 11.7% (2014: 14.6%), Municipal Pension Plan 11.3% (2014: 15.1%), and Teachers’ Pension Plan 11.6% (2014: 14.6%).

(f)           The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $72 million (2014: $70 million), the Public Service Pension Plan $329 million (2014: $324 million), the Municipal Pension Plan $659 million (2014: $601 million), and the Teachers’ Pension Plan $361 million (2014: $394 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

18. Taxpayer—supported Debt1

	In Millions
					2015	2014
					Canadian	Canadian
	Year of	Canadian	US	Other	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Currencies[2]	Total	Total
		$	$	$	$	$
Short—term promissory notes	2015				0	2,529
	2016	3,692			3,692	0
Notes, bonds and debentures[3]	2015				0	2,223
	2016	246	1,500		1,746	1,857
	2017	726	1,442		2,168	1,930
	2018	692	1,240	359	2,291	2,290
	2019	2,221		298	2,519	2,523
	2020	2,164			2,164	2,085
	2021—2025	9,881	2,223	712	12,816	12,043
	2026—2030	4,018			4,018	3,228
	2031—2035	1,848		96	1,944	1,907
	2036—2040	3,663		56	3,719	3,663
	2041—2045	4,812			4,812	4,694
	2046—2050	198			198	197
	2051—2055				0	0
	2056—2060	130			130	130
	2061—2063	181			181	181
Capital leases	2015—2048	196			196	176
Total debt issued at face value		34,668	6,405	1,521	42,594	41,656

Unamortized premium					99	105
Total taxpayer—supported debt					42,693	41,761

The effective interest rates (weighted average) as at March 31 on the above debt are:

2015	3.76%
2014		3.98%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2015 includes US$6,500 million which was fully hedged to CAD$6,405 million; 700 million Swiss Francs was fully hedged into CAD$753 million; 40 million Euro was fully hedged to CAD$56 million, $700 million AUD was fully hedged to CAD$712 million and CNY 3 billion was unhedged (CAD$614 million).

3Notes, bonds and debentures includes $2,586 million (2014: $2,318 million) in public private partnership obligations and $40 million (2014: $46 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

18. Taxpayer—supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,271 million (2014: $3,277 million) at a weighted average interest rate of 5.14% (2014: 5.12%). These debentures mature at various dates from April 12, 2015 to November 9, 2040 with interest rates varying between 2.24% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $50 million (2014: nil) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $194 million (2014: $203 million) secured by land and buildings. The carrying value is $196 million (2014: $173 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2016	2,200
2017	2,195
2018	2,323
2019	2,547
2020	2,189
2021—2063	27,833
Total of stated minimum payments	39,287

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and forty—two years, with interest rates ranging between 0% and 16%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $109 million (2014: $110 million), with weighted average interest rate of 5.37% and maturing August 1, 2036, Thompson Rivers University lease agreements for land and student residences of $39 million (2014: $39 million), with weighted average interest rate of 5.14% and maturing August 30, 2047, and, British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $15 million, with weighted average interest rate of 4.19% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

18. Taxpayer—supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
Canadian
Dollar
$
2016	21
2017	17
2018	15
2019	13
2020	12
2021—2048	259
Total minimum lease payments	337
Less imputed interest	(141)
Total capital lease liability	196

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

19. Self—supported Debt1

	In Millions
				2015	2014
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Total	Total
	$	$	$	$
Short—term promissory notes	2015			0	4,795
	2016	3,416	1,248	4,664	0
Notes, bonds and debentures	2015			0	325
	2016	150		150	150
	2017			0	0
	2018	40		40	40
	2019	1,030	204	1,234	1,234
	2020	675		675	675
	2021—2025	2,726		2,726	2,726
	2026—2030	1,850	635	2,485	2,159
	2031—2035	1,260		1,260	1,260
	2036—2040	78	372	450	438
	2041—2045	6,369		6,369	4,669
	2046—2050	420		420	420
	2051—2055			0	0
	2056—2060	60		60	60
	2061—2063	50		50	50
Total debt issued at face value		18,124	2,459	20,583	19,001

Unamortized premium (discount)				(114)	6
Unrealized foreign exchange gain (loss)				(4)	34
Total self—supported debt				20,465	19,041

The effective interest rates (weighted average) as at March 31 on the above debt are:

2015	4.01%
2014		4.16%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2015 includes US$2,013 million (CAD$2,459 million), of which US$1,786 million was fully hedged to CAD$2,171 million and US$227 million was unhedged (CAD$288 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $371 million (2014: $371 million) at a weighted average interest rate of 3.98% (2014: 3.98%). These debentures mature at various dates from June 11, 2017 to July 10, 2042, with interest rates varying between 3.22% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2014: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

19. Self—supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2016	150
2017	0
2018	40
2019	1,234
2020	675
2021—2063	13,522
Total of stated minimum payments	15,621

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rate, foreign exchange rate, and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to these risks.

Derivatives used by the province include interest rate swaps, cross—currency swaps and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross—currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
					Forward
		Cross—	Interest	Advanced	Foreign
	Year of	Currency	Rate	Rate Setting	Exchange
	Maturity	Swaps[1]	Swaps[1]	Agreements[1]	Contracts[1]	Total
	$	$	$	$	$
	2016	1,500	1,902	1,600	650	5,652
	2017	1,442				1,442
	2018	1,599				1,599
	2019	298	1,100			1,398
	2020		300			300
	2021—2025	2,935	1,436			4,371
	2026—2030		378			378
	2031—2035	96	211			307
	2036—2040	98	122			220
Total		7,968	5,449	1,600	650	15,667

1March 31, 2015, fair market valuation was an unrealized gain of $2,023 million (2014: $766 million gain) on cross—currency swaps, an unrealized gain of $402 million (2014: $364 million gain) on interest rate swaps, an unrealized loss of $300 million (2014: $29 million loss) on advanced rate setting aggreements and an unrealized gain of $1 million (2014: $1 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

Self—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross—	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[2]	Swaps[2]	Contracts[2]	Total
		$	$	$	$
	2016			1,248	1,248
	2017				0
	2018				0
	2019				0
	2020			204	204
	2021—2025				0
	2026—2030			436	436
	2031—2035				0
	2036—2040			283	283
Total		0	0	2,171	2,171

2March 31, 2015, fair market valuation was an unrealized gain of $82 million (2014: $37 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $31,280 million (2014: $30,734 million), allow floating rate exposure up to 45.00% (2014: 45.00%) of this portion of the taxpayer—supported debt. At March 31, 2015, floating rate debt exposure was 26.80% (2014: 29.30%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 35.00% (2014: 40.00%) of their debt that totals $16,534 million (2014: $15,549 million). At March 31, 2015, floating rate debt exposure for BC Hydro was 22.10% (2014: 26.20%) of their debt.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2015, a one percent change in interest rates would impact the annual debt servicing expense by $101 million (2014: $91 million) for the taxpayer—supported debt portfolio and $47 million (2014: $48 million) for the self—supported debt portfolio.

At March 31, 2015, swap agreements relating to investments held by taxpayer—supported portfolios included interest rate swaps totalling $44 million (2014: $44 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross—currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $31,280 million (2014: $30,734 million), allow unhedged foreign debt exposure up to 10.00% (2014: 10.00%) of this portion of the taxpayer—supported debt. At March 31, 2015, there was no unhedged foreign debt exposure of the government direct debt portfolio (2014: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2014: 5.00%) of its debt, which totals $16,534 million (2014: $15,549 million). At March 31, 2015, 0.80% (2014: 0.70%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2015, a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self—supported debt portfolio by $1 million (2014: $1 million).

At March 31, 2015, swap agreements relating to investments held by taxpayer—supported portfolios included cross—currency swaps totalling $41 million (2014: $41 million), and forward currency contracts $650 million (2014: $175 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

21.    Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

22.    Tangible Capital Assets

	In Millions
	2015	2014
	$	$
Land and land improvements	4,485	4,361
Buildings (including tenant improvements)	19,501	18,826
Highway infrastructure	9,541	9,512
Transportation equipment	2,579	2,246
Computer hardware and software	1,120	990
Other	1,802	1,843
	39,028	37,778

See Consolidated Statement of Tangible Capital Assets on page 98.

The estimated useful lives of the more common tangible capital assets are: buildings (3—90 years); highway infrastructure (15—40 years); transportation equipment (including rapid transit, ferries and related infrastructure) (2—100 years); computer hardware and software (1—10 years); major software systems (1—15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1—30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2—40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain system, including the Millennium line and the West Coast Express. These assets are made available to SCBCTA for their use under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCT are for a nominal lease amount and expire in 2016 and in 2018. The net book value of these assets is $677 million (2014: $680 million). The operating lease arrangements between SCBCTA and RTP are for a nominal lease amount and extend to 2017. The net book value of these assets is $785 million (2014: $799 million).

The province received donations of tangible capital assets during the year of $9 million (2014: $18 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

23.  Restricted Assets

	In Millions
	2015	2014
	$	$
Endowment funds	1,553	1,493

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer—supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

24.  Prepaid Program Costs

	In Millions
	2015	2014
	$	$
Prepaid program costs	866	775

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not—for—resale items held by taxpayer—supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2015, the total inventories held for use or consumption was $297 million (2014: $284 million). During the year, the total expense due to the consumption of inventories was $1,206 million (2014: $1,092 million) including the effect of write—downs of $2 million (2014: $2 million). Included in Prepaid Program Costs was $245 million (2014: $192 million) related to the BC Public Service Long Term Disability Plan. This amount is also included in Note 32.

25.  Other Assets

	In Millions
	2015	2014
	$	$
Deferred debt instrument costs	504	543
Other deferred costs	203	323
	707	866

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

26.       Accumulated Surplus (Deficit)

	In Millions
	2015	2014
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	1,654	1,301
Adjustments to accumulated surplus (deficit)[2,3]	(308)	(282)
Accumulated surplus (deficit)—beginning of year as restated	1,346	1,019
Surplus (deficit) for the year[4]	1,683	327
Accumulated surplus (deficit)—before other comprehensive income	3,029	1,346

Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—beginning of year	481	154
Other comprehensive income from self—supported Crown corporations and agencies (see page 97)	(258)	327
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—end of year	223	481

Accumulated surplus (deficit)—end of year	3,252	1,827

1The opening accumulated surplus (deficit) figures for April 1, 2014 and April 1, 2013 are reported before accumulated other comprehensive income.

2During 2014/15, adjustments were made to the opening accumulated surplus for 2013/14 as follows:

Consolidated Revenue Fund restatement for contaminated sites liabilities related to a change in accounting policy	(232)
BC Transportation Financing Authority restatement for contaminated sites liabilities related to a change in accounting policy	(15)
Fraser Health Authority restatement of deferred capital contributions	(35)
Total	(282)

3During 2014/15, adjustments were made to the opening accumulated surplus for 2014/15 for the following items:

Consolidated Revenue Fund restatement for contaminated sites liabilities related to a change in accounting policy	(232)
BC Transportation Financing Authority restatement for contaminated sites liabilities related to a change in accounting policy	(41)
Fraser Health Authority restatement of deferred capital contributions	(35)
Total	(308)

4During 2014/15 adjustments were made to the reported deficit figure for the 2013/14 fiscal year as follows:

BC Transportation Financing Authority restatement for contaminated sites liabilities related to a change in accounting policy	(26)
Total	(26)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

27. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2015 was $403 million (2014: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2015 totalled $12 million (2014: $16 million). See Consolidated Statement of Guaranteed Debt on page 99 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2015	2014
	$	$
Property access disputes	303	304
Tax disputes	111	88
Damage to persons or property	17	18
Contract disputes	12	11
Negligence and miscellaneous	11	6
	454	427

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2015 was $68 million (2014: $120 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $50 million (2014: $60 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

27.     Contingencies and Contractual Obligations—Continued

Environmental Clean—up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean—up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2015	2014
	$	$
Mine sites	275	288
Transportation infrastructure	38	42
Industrial sites	24	20
Pulp mills	18	19
Salt sheds	5	5
Maintenance yards	4	3
Miscellaneous	33	28
	397	405

This provision for future clean—up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance the present value of all estimated future costs are discounted using the province’s weighted average costs of capital.

Other sites where historical industrial activity has occurred have been identified for monitoring purposes but have not been assessed. At the reporting date, 30 sites were identified as potentially contaminated due to past industrial use. For these sites there is insufficient information to determine whether contamination exceeding the relevant environmental standard is likely to exist, or whether remediation is required. The future cost and responsibility for remediation of these sites is not currently determinable.

Additional environmental liabilities of government business enterprises include $368 million (2014: $333 million) accrued by British Columbia Hydro and Power Authority, and $92 million (2014: $92 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2015, there were 65 First Nations, in various stages of negotiation, representing two-thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

27.     Contingencies and Contractual Obligations—Continued

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty which will take effect on April 1, 2016, a date which has been agreed to by the parties. Through the treaty, the province will provide Yale First Nation with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

A Final Agreement with Tla’amin First Nation was ratified by the Tla’amin First Nation on July 10, 2012, by the provincial government on March 5, 2013, and by the Parliment of Canada on June 19, 2014. The Tla’amin First Nation is now negotiating implementation of the treaty which will take effect on April 5, 2016, a date which has been agreed to by the parties. Through the treaty, the province will provide Tla’amin First Nation with a one—time payment of $1 million, 6,406 hectares of provincial Crown land and future resource revenue sharing over 50 years.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•                  In—SHUCK—ch, 9,477 hectares

•                  Lheidli T’enneh, 3,416 hectares

•                  Sechelt, 933 hectares

•                  Yekooche, 5,960 hectares

•                  K’omoks, 1,733 hectares

•                  Tla—o—qui—aht, 47 hectares

•                  Nazko, 172 hectares

•                  Te’mexw (Malahat, Scia’new, Snaw—naw—as, Songhees and T’Sou—ke), 186 hectares

•                  Ditidaht, 420 hectares

•                  Pacheedaht, 596 hectares

•                  Snuneymuxw, 877 hectares

•                  Ktunaxa Nation Council, 245 hectares

•                  Lake Babine Nation (BC only), 511 hectares with a one—time payment of $0.02 million

•                  Kaska Dena Council, 607 hectares

•                  Homalco, 822 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2015 was approximately $506 million (2014: $486 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

27. Contingencies and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)           The BC Transportation Financing Authority has contingent liabilities of $120 million (2014: $123 million) remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects and $104 million (2014: $101 million) of those liabilities is related to expropriation claims.

(ii)        The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non—discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/ocg/pa/14_15/Contractual_Obligations.pdf.

	In Millions
						2021 and
	2016	2017	2018	2019	2020	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	1,915	608	570	515	460	6,471	10,539
Education	271	128	45	38	24	193	699
Social services	571	348	316				1,235
Natural resources and economic development	101	62	60	63	28	143	457
Transportation	1,026	1,153	711	676	426	9,812	13,804
Other	434	368	294	293	289	4,734	6,412
Protection of persons and property	461	371	362	353	354	4,470	6,371
General government	479	454	395	377	202	212	2,119
	5,258	3,492	2,753	2,315	1,783	26,035	41,636

Self—supported Crown corporations and agencies
Natural resources and economic development	3,379	2,207	2,052	1,900	1,847	48,349	59,734
Transportation	73	32	15	15			135
Protection of persons and property	5	5	5	6	6	9	36
General government	35	32	26	19	13	33	158
	3,492	2,276	2,098	1,940	1,866	48,391	60,063
Total	8,750	5,768	4,851	4,255	3,649	74,426	101,699

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

28. Taxation Revenue

	In Millions
	2015	2014
	$	$
Personal income	8,076	6,862
Provincial sales	5,845	5,523
Corporate income	2,635	2,427
Property	2,154	2,080
Carbon	1,198	1,222
Property transfer	1,065	937
Fuel	932	916
Tobacco	752	724
Harmonized sales	(91)	(225)
Other	490	464
	23,056	20,930

Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $67 million (2014: $56 million) and corporate income tax were $103 million (2014: $103 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $135 million (2014: $109 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $21 million (2014: $22 million).

Property tax revenue was recorded net of home owner grants of $794 million (2014: $798 million).

29. Natural Resource Revenue

	In Millions
	2015	2014
	$	$
Petroleum, natural gas and minerals	1,594	1,573
Forests	754	719
Water and other	589	663
	2,937	2,955

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $850 million (2014: $587 million). Natural resource revenue includes mining taxes of $90 million (2014: $126 million), and logging taxes of $39 million (2014: $24 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,398 million (2014: $1,241 million), road credits of $11 million (2014: $6 million) and summer drilling credits of $3 million (2014: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

30. Expense

	In Millions
	2015	2014
	$	$
Total Expense by Group Account Classification
Salaries and benefits	17,318	17,395
Government transfers	11,011	10,312
Operating costs	10,781	10,381
Interest[1]	2,498	2,482
Amortization	2,080	2,071
Other	751	760
	44,439	43,401

1Includes foreign exchange gain amortization of $2 million (2014: $3 million).

31.  Valuation Allowances

	In Millions
	2015	2014
	$	$
Accounts receivable	170	179
Loans, advances and mortgages receivable	32	41
Tangible capital assets	1	3
Investments	1
Inventories for resale		1
	204	224

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 30, and represent the write—down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

32.  Trusts Under Administration

Trusts Under Administration, except for a portion of the BC Public Service Long Term Disability Plan, are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, mortgages payable, and long—term disability benefits payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2015	2014
	$	$	$	$
Public Guardian and Trustee of British Columbia[1]
—administered by government officials	877	(34)	843	851
Credit Union Deposit Insurance Corporation of British Columbia[2]
—administered by various government officials and a non—government investment corporation	497	(2)	495	445
Supreme and provincial court (Suitors’ Funds)
—administered by the Courts	71		71	66
Other trust funds
—administered by various government officials	156	(42)	114	101
	1,601	(78)	1,523	1,463

BC Public Service Long Term Disability Plan

	In Millions
	Assets	Liabilities	2015	2014
	$	$	$	$
Plan participants within the government reporting entity	592	(333)	259	202
Plan participants outside the government reporting entity	36	(27)	9	5
	628	(360)	268	207

Equity for participants within the government reporting entity is comprised of $253 million for the Consolidated Revenue Fund and $6 million for Crown corporations and agencies. The Consolidated Revenue Fund records its position, net of liabilities to the plan, as a non—financial asset that is included in Note 24. The net position at March 31, 2015 was $245 million (2014: $192 million).

1The Public Guardian and Trustee of British Columbia is reported under International Financial Reporting Standards. The information is draft and unaudited as at March 31, 2015.

2The Credit Union Deposit Insurance Corporation of British Columbia is reported under International Financial Reporting Standards. The financial statements are draft and unaudited as at March 31, 2015.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

33.  Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 — 6 of the Estimates, Fiscal Year Ending March 31, 2015, presented to the Legislative Assembly February 18, 2014.

34.  Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

35.  Asset Retirement Obligations1

	In Millions
	2015	2014
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Education	21	19
Natural resources and economic development	7	8
Health	3	10
Social services		1
	31	38
Self—supported Crown corporations and agencies
Transportation	128	91
Natural resources and economic development	53	50
General government	1	1
	182	142
	213	180

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self—supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2015—Continued

36.  Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2015	2014
	$	$
Financial assets	91	87
Liabilities	117	111
Net liabilities	(26)	(24)
Non—financial assets	52	51
Accumulated surplus (deficit)	26	27

Consolidated Statement of Operations

	In Millions
	2015	2014
	$	$
Revenue	157	150
Expenses	158	149
Surplus (deficit) for the year	(1)	1
Accumulated surplus (deficit)—beginning of year	27	26
Accumulated surplus (deficit)—end of year	26	27

37.  Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2015 of $5,433 million (2014: $4,699 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2015 of $470 million (2014: $557 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2015

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

Bella Coola General Hospital2

Canadian Blood Services3

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital2

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2015—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

Trades Training Consortium of British Columbia

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forestry Innovation Investment Ltd

Nechako—Kitamaat Development Fund Society

Oil and Gas Commission

Pacific Carbon Trust Inc.4

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property Sector

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2015—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post—Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority5

British Columbia Liquor Distribution Branch6

British Columbia Lottery Corporation6

British Columbia Railway Company7

Columbia Power Corporation5

Insurance Corporation of British Columbia8

Transportation Investment Corporation7

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 86) and on the Consolidated Statement of Operations by Sector (page 90).

2During the fiscal year these organizations wound up to become part of other organizations.

3This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

4During the fiscal year this organization wound up to become part of the Consolidated Revenue Fund.

5These organizations were included in the Natural Resources and Economic Development Sector results.

6These organizations were included in the General Government Sector results.

7These organizations were included in the Transportation Sector results.

8This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2015

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	1,273	1,042	1,915	1,686	7	5	1,510	345	196	228
Ternporary investments	43	44	137	135	8	7			177	159
Accounts receivable	384	297	295	279	51	50	346	317	334	416
Inventories for resale	17	19	28	28					15	6
Due from the Province of British Columbia	4	3	9	12	2	1				9
Due from other governments	58	52	50	47	32	13			41	32
Due from self—supported Crown corporations and agencies			77	49					273	461
Equity in self—supported Crown corporations and agencies			64	128					4,558	4,248
Loans, advances and mortgages receivable	13	13	952	927	1	1			277	317
Other investments	104	130	1,416	1,348	6	6	9	9	305	285
Sinking fund investments			30	32			977	835
Loans for purchase of assets, recoverable from agencies							28,109	26,366
	1,896	1,600	4,973	4,671	107	83	30,951	27,872	6,176	6,161

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2015

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Gowernment[3]		Adjustments[4]		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	89	275	88	95	16	36	(191)	(139)	(1,666)	(1,191)	3,237	2,382
Temporary investments			74	75							439	420
Accounts receivable	14	38	277	304	75	98	1,818	1,752	(105)	(102)	3,489	3,449
Inventories for resale	10	10	5		2	2	8	10			85	75
Due from the Province of British Columbia	35	39							(50)	(64)	0	0
Due from other governments	138	55	27	35	166	164	384	392			896	790
Due from self—supported Crown corporations and agencies					139	237	144	101			633	848
Equity in self—supported Crown corporations and agencies	(223)	(156)			3,947	3,658	(75)	(39)			8,271	7,839
Loans, advances and mortgages receivable			231	242	1	1	669	595	(242)	(272)	1,902	1,824
Other investments	76	76	172	472	43	24					2,131	2,350
Sinking fund investments	89	89							(119)	(121)	977	835
Loans for purchase of assets, recoverable from agencies									(7,792)	(7,445)	20,317	18,921
	228	426	874	1,223	4,389	4,220	2,757	2,672	(9,974)	(9,195)	42,377	39,733

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2015

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social services		Debt Servicing[1]		Development
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,416	1,292	1,006	899	88	96	644	635	969	871
Employee future benefits	1,074	1,024	509	512	32	32			25	24
Due to other governments	51	40	18	24					11	15
Due to Crown corporations, agencies and trust funds	8	16	3	3	1	1	1,666	1,191	13	4
Due to the Province of British Columbia	8	6			4	4			9	9
Deferred revenue	1,875	1,812	2,843	2,600	9	10	78	80	2,607	3,048
Employee pension plans			259	212
Taxpayer—supported debt	1,416	1,306	792	781			39,039	38,380	565	595
Self—supported debt							20,465	19,041
	5,848	5,496	5,430	5,031	134	143	61,892	59,327	4,199	4,566
Net assets (liabilities)	(3,952)	(3,896)	(457)	(360)	(27)	(60)	(30,941)	(31,455)	1,977	1,595

Non—financial Assets

Tangible capital assets	6,832	6,514	13,867	13,453	207	185			2,334	2,329
Restricted assets			1,553	1,493
Prepaid program costs	247	246	65	39	1	2			172	155
Other assets	197	300	5	22	1		438	474
	7,276	7,060	15,490	15,007	209	187	438	474	2,506	2,484
Accumulated surplus (deficit)	3,324	3,164	15,033	14,647	182	127	(30,503)	(30,981)	4,483	4,079

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2015

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Goverment[3]		Adjustments[4]		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	371	431	154	155	265	270	574	604	(118)	(119)	5,369	5,134
Employee future benefits	25	27	10	10	34	34	212	207			1,921	1,870
Due to other governments			6	24	139	120	486	819			711	1,042
Due to Crown corporations, agencies and trust funds			36	40			3		(1,680)	(1,217)	50	38
Due to the Province of British Columbia	1	1	2	1					(24)	(21)	0	0
Deferred revenue	1,936	1,686	131	148	312	320	18	14			9,809	9,718
Employee pension plans							2	2			261	214
Taxpayer—supported debt	8,647	8,153	303	342			92	52	(8,161)	(7,848)	42,693	41,761
Self—supported debt											20,465	19,041
	10,980	10,298	642	720	750	744	1,387	1,698	(9,983)	(9,205)	81,279	78,818
Net assets (liabilities)	(10,752)	(9,872)	232	503	3,639	3,476	1,370	974	9	10	(38,902)	(39,085)

Non—financial Assets

Tangible capital assets	13,436	13,065	1,386	1,347	58	64	925	838	(17)	(17)	39,028	37,778
Restricted assets											1,553	1,493
Prepaid program costs	39	45	31	32	2	1	309	255			866	775
Other assets	75	79		1					(9)	(10)	707	866
	13,550	13,189	1,417	1,380	60	65	1,234	1,093	(26)	(27)	42,154	40,912
Accumulated surplus (deficit)	2,798	3,317	1,649	1,883	3,699	3,541	2,604	2,067	(17)	(17)	3,252	1,827

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2015

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social services		Debt Servicing[1]		Development
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation
Contributions from the federal government	76	76	997	1,046	75	74			43	47
Fees and licences	2,650	2,527	1,764	1,641	5	5			118	118
Natural resources									2,937	2,955
Miscellaneous	833	842	1,208	1,149	20	23			204	209
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	43	41	187	209	19	19			633	616
Investment income	15	15	228	226	2	2	1,149	1,092	42	23
Total revenue	3,617	3,501	4,384	4,271	121	123	1,149	1,092	3,977	3,968

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2015

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation	511	517	84	83			22,461	20,330			23,056	20,930
Contributions from the federal government	67	59	165	157	66	171	5,837	5,872			7,326	7,502
Fees and licences	60	59	19	17	783	815	26	28			5,425	5,210
Natural resources											2,937	2,955
Miscellaneous	52	82	113	379	150	153	331	446	(107)	(89)	2,804	3,194
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	(73)	(62)	23	23	657	136	2,180	2,042	(298)	(323)	3,371	2,701
Investment income	11	146	62	33	2	1	19	17	(327)	(319)	1,203	1,236
Total revenue	628	801	466	692	1,658	1,276	30,854	28,735	(732)	(731)	46,122	43,728

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2015

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	7,108	6,947	7,822	8,082	415	401			560	538
Government transfers	4,944	4,723	1,263	972	2,523	2,529			729	540
Operating costs	5,758	5,626	1,852	1,847	916	880			601	408
Interest	91	78	41	47			2,325	2,323	16	17
Amortization	562	559	722	737	10	9			103	106
Other	256	257	219	230	31	34			209	179
Operating expense	18,719	18,190	11,919	11,915	3,895	3,853	2,325	2,323	2,218	1,788
Surplus (deficit) for the Fiscal Year ended March 31	(15,102)	(14,689)	(7,535)	(7,644)	(3,774)	(3,730)	(1,176)	(1,231)	1,759	2,180

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2015

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	155	156	158	157	723	704	377	410			17,318	17,395
Government transfers	78	102	947	832	556	640	175	201	(204)	(227)	11,011	10,312
Operating costs	846	815	124	136	158	171	527	500	(1)	(2)	10,781	10,381
Interest	340	326	9	9			3	1	(327)	(319)	2,498	2,482
Amortization	524	507	56	56	15	16	88	81			2,080	2,071
Other	8	1	12	13	19	31	197	198	(200)	(183)	751	760
Operating expense	1,951	1,907	1,306	1,203	1,471	1,562	1,367	1,391	(732)	(731)	44,439	43,401
Surplus (deficit) for the Fiscal Year ended March 31	(1,323)	(1,106)	(840)	(511)	187	(286)	29,487	27,344	0	0	1,683	327

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2015

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2015	2014
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Assets

Cash and cash equivalents	84	40	17	89	230	298
Accounts receivable	754	1,345	31	68	2,198	2,133
Inventories	122			99	221	209
Other investments	633	14,459	1		15,093	14,378
Tangible capital assets	20,481	356	3,191	327	24,355	22,813
Other assets	6,175	169		15	6,359	5,746
Total Assets	28,249	16,369	3,240	598	48,456	45,577
Liabilities
Accounts payable and accrued liabilities	4,136	10,171	52	378	14,737	14,128
Deferred revenue	2,305	2,112	2	11	4,430	3,969
Due to Province of British Columbia	273	139		144	556	799
Debt due to Province of British Columbia	17,174		3,544	140	20,858	19,306
Other debt					0	0
	23,888	12,422	3,598	673	40,581	38,202
Equity
Investment by Province of British Columbia	46		150		196	196
Other comprehensive income	42	444	(196)	(57)	233	487
Unremitted earnings—end of year	4,273	3,503	(312)	(18)	7,446	6,692
	4,361	3,947	(358)	(75)	7,875	7,375
Total Liabilities and Equity	28,249	16,369	3,240	598	48,456	45,577

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2015—Continued

	In Millions
		Natural
	Education	Resources	Transportation	2015	2014	2015	2014
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Sub—Total	Sub—Total	Grand Total	Grand Total
	$	$	$	$	$	$	$
Assets

Cash and cash equivalents	28	25	118	171	241	401	539
Accounts receivable	45	7	3	55	50	2,253	2,183
Inventories	65			65	59	286	268
Other investments	27		124	151	131	15,244	14,509
Tangible capital assets	358	217	147	722	684	25,077	23,497
Other assets	2	189	1	192	189	6,551	5,935
Total Assets	525	438	393	1,356	1,354	49,812	46,931
Liabilities
Accounts payable and accrued liabilities	53	12	227	292	266	15,029	14,394
Deferred revenue	32		31	63	57	4,493	4,026
Due to Province of British Columbia	77			77	49	633	848
Debt due to Province of British Columbia	76			76	86	20,934	19,392
Other debt	223	229		452	432	452	432
	461	241	258	960	890	41,541	39,092
Equity
Investment by Province of British Columbia	63	197	107	367	397	563	593
Other comprehensive income	(2)		(8)	(10)	(6)	223	481
Unremitted earnings—end of year	3		36	39	73	7,485	6,765
	64	197	135	396	464	8,271	7,839
Total Liabilities and Equity	525	438	393	1,356	1,354	49,812	46,931

1Self—supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2015

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2015	2014
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$

Revenue	5,773	5,240	122	6,045	17,180	15,986
Expense	5,182	4,583	211	3,865	13,841	13,327
Net earnings of self—supported Crown corporations and agencies	591	657	(89)	2,180	3,339	2,659
Dividends	(266)	(139)		(1,931)	(2,336)	(2,237)
Adjustments to dividends				(249)	(249)	(241)
Transfers (to) from deferred revenue					0	0
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	325	518	(89)	0	754	181
Unremitted earnings—beginning of year	3,948	2,985	(223)	(18)	6,692	6,511
Adjustments to unremitted earnings					0	0
Unremitted earnings—end of year	4,273	3,503	(312)	(18)	7,446	6,692
Accumulated other comprehensive income—beginning of year	54	673	(219)	(21)	487	160
Adjustments to accumulated other comprehensive income					0	0
Other comprehensive income	(12)	(229)	23	(36)	(254)	327
Accumulated other comprehensive income—end of year	42	444	(196)	(57)	233	487
Investment by Province of British Columbia	46		150		196	196
Equity in self—supported Crown corporations and agencies for the year	4,361	3,947	(358)	(75)	7,875	7,375

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2015—Continued

	In Millions
		Natural
	Education	Resources	Transportation	2015	2014	2015	2014
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Sub–Total	Sub–Total	Grand Total	Grand Total
	$	$	$	$	$	$	$

Revenue	41	60	22	123	207	17,303	16,193
Expense	37	37	17	91	165	13,932	13,492
Net earnings of self—supported Crown corporations and agencies	4	23	5	32	42	3,371	2,701
Dividends	(34)	(26)	(5)	(65)	(47)	(2,401)	(2,284)
Adjustments to dividends						(249)	(241)
Transfers (to) from deferred revenue	(1)			(1)	9	(1)	9
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	(31)	(3)	0	(34)	4	720	185
Unremitted earnings—beginning of year	34	3	36	73	69	6,765	6,580
Adjustments to unremitted earnings
Unremitted earnings—end of year	3	0	36	39	73	7,485	6,765
Accumulated other comprehensive income—beginning of year	1		(7)	(6)	(6)	481	154
Adjustments to accumulated other comprehensive income
Other comprehensive income	(3)		(1)	(4)		(258)	327
Accumulated other comprehensive income—end of year	(2)	0	(8)	(10)	(6)	223	481
Investment by Province of British Columbia	63	197	107	367	397	563	593
Equity in self—supported Crown corporations and agencies for the year	64	197	135	396	464	8,271	7,839

1Self—supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2015

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2015	2014
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]

Opening Cost	4,601	29,576	17,677	3,490	3,202	6,306	64,852	62,568
Additions	180	1,464	513	414	386	450	3,407	3,151
Disposals and valuation adjustments	(40)	(230)	(79)	(37)	(114)	(497)	(997)	(867)
	4,741	30,810	18,111	3,867	3,474	6,259	67,262	64,852
Accumulated Amortization
Opening balance	(240)	(10,750)	(8,165)	(1,244)	(2,212)	(4,463)	(27,074)	(25,806)
Amortization expense	(9)	(807)	(477)	(76)	(255)	(456)	(2,080)	(2,071)
Effect of disposals and valuation adjustments	(7)	248	72	32	113	462	920	803
	(256)	(11,309)	(8,570)	(1,288)	(2,354)	(4,457)	(28,234)	(27,074)
Net book value for the year ended March 31, 2015	4,485	19,501	9,541	2,579	1,120	1,802	39,028

Net book value for the year ended March 31, 2014	4,361	18,826	9,512	2,246	990	1,843		37,778

1This statement includes assets that are held on capital leases at March 31, 2015 at a gross value of $369 million less accumulated amortization of $(190) million for a net book value totalling $179 million (2014: gross value of $385 million less accumulated amortization of $(210) million for a net book value of $175 million) comprised of: heavy equipment gross $6 million less accumulated amortization $(3) million for a net book value of $3 million (2014: gross $6 million less accumulated amortization $(2) million for a net book value of $4 million); vehicles gross $1 million less accumulated amortization $(1) million for a net book value of $- million (2014: gross $35 million less accumulated amortization $(34) million for a net book value of $1 million); computer hardware/software gross $148 million less accumulated amortization $(130) million for a net book value of $18 million (2014: gross $145 million less accumulated amortization $(122) million for a net book value of $23 million); buildings gross $183 million less accumulated amortization $(29) million for a net book value of $154 million (2014: gross $160 million less accumulated amortization $(26) million for a net book value $134 million); and other assets gross $31 million less accumulated amortization $(27) million for a net book value of $4 million (2014: gross $39 million less accumulated amortization $(26) million for a net book value of $13 million).

2Historical cost includes work—in—progress at March 31, 2015 totalling $2,868 million (2014: $2,422 million) comprised of: buildings $1,343 million (2014: $1,040 million); land improvements $27 million (2014: $23 million); highway infrastructure $242 million (2014: $365 million); transportation equipment $884 million (2014: $562 million); computer hardware/software $337 million (2014: $360 million); and specialized equipment $35 million (2014: $72 million). Work—in—progress is not amortized. Work—in—progress includes capitalized interest expense at March 31, 2015 totalling $17 million (2014: $29 million).

3“Other” at net book value includes office furniture and equipment $621 million (2014: $656 million), vehicles $78 million (2014: $66 million), machinery $931 million (2014: $946 million) and miscellaneous $172 million (2014: $175 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2015

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2015		2014
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer—supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375	4	375	7
Subtotal, general government	375	4	375	7
Health and education:
Financial Administration Act student aid loans	8		2	2
Subtotal, health and education	8	0	2	2

Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	10	5	10	4
Home Mortgage Assistance Program Act mortgages			1
Subtotal, natural resources and economic development	10	5	11	4
Total taxpayer—supported guaranteed debt	393	9	388	13

Self—supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self-supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	403	19	398	23
Provision for probable payout		(7)		(7)
Net total, all guaranteed debt	403	12	398	16

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2014: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)             the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)    the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)

BC Games Society	3	(3)
BC Immigrant Investment Fund Ltd	12	(7)	5	1		6
British Columbia Innovation Council	13	(13)		(4)		(4)
B.C. Pavilion Corporation	111	(120)	(9)	(33)		(42)
BC Transportation Financing Authority	602	(988)	(386)	(108)	1	(493)
British Columbia Assessment Authority[3]	90	(87)	3			3
British Columbia Housing Management Commission	651	(651)		2		2
British Columbia Public School Employers’ Association	4	(4)
British Columbia Securities Commission	45	(45)
British Columbia Transit	296	(296)		11		11
Canadian Blood Services	158	(153)	5	(6)		(1)
Columbia Basin Trust	7	(28)	(21)		26	5
Community Living British Columbia	822	(822)		(10)		(10)
Community Social Services Employers’ Association of British Columbia	3	(3)		(1)		(1)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp	55	(55)
First Peoples’ Heritage, Language and Culture Council	5	(5)
Forestry Innovation Investment Ltd	19	(19)
Health Employers Association of British Columbia	15	(14)	1			1
Industry Training Authority	105	(105)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2015—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations) —Continued
Knowledge Network Corporation	14	(12)	2			2
Legal Services Society	80	(80)
Nechako—Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	57	(56)	1			1
Organized Crime Agency of British Columbia Society	6	(6)
Pacific Carbon Trust Inc	17	(9)	8	(2)	(40)	(34)
Partnerships British Columbia Inc	9	(8)	1			1
Post—Secondary Employers’ Association	1	(1)
Private Career Training Institutions Agency	5	(3)	2	(15)		(13)
Provincial Rental Housing Corporation	87	(52)	35	27		62
Rapid Transit Project 2000 Ltd	13	(13)		(13)		(13)
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	21	(21)
Trades Training Consortium of British Columbia	1	(1)
Taxpayer—supported Crown corporations and agencies	3,331	(3,684)	(353)	(151)	(13)	(517)

SUCH Sector
School Districts	5,436	(5,339)	97	175		272
Universities	4,277	(4,119)	158	(34)	33	157
Colleges and Institutes	1,147	(1,151)	(4)	20	1	17
Health Authorities	12,973	(12,960)	13	269		282
Hospital Societies	1,024	(1,025)	(1)	9		8
SUCH sector	24,857	(24,594)	263	439	34	736
Net impact of taxpayer—supported Crown corporations, agencies and SUCH sector	28,188	(28,278)	(90)	288	21	219

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2015—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self—supported (Government Enterprises)
British Columbia Hydro and Power Authority	5,748	(5,167)	581		(264)	317
British Columbia Liquor Distribution Branch	3,141	(2,206)	935		(935)
British Columbia Lottery Corporation	2,904	(1,659)	1,245		(1,245)
Columbia Power Corporation	25	(15)	10		(2)	8
Insurance Corporation of British Columbia[3]	5,240	(4,583)	657		(139)	518
Transportation Investment Corporation	122	(211)	(89)			(89)
Sub—total	17,180	(13,841)	3,339	0	(2,585)	754
British Columbia Railway Company[4]	22	(17)	5		(5)
Columbia Basin Trust joint ventures[5]	60	(37)	23		(26)	(3)
Great Northern Way Campus Trust[6]	13	(8)	5		(5)
Heritage Realty Properties Ltd[7]	7	(6)	1			1
SFU Community Trust	2	(1)	1	(1)
UBC Properties Investments Ltd	9	(12)	(3)		(28)	(31)
Vancouver Island Technology Park Trust[7]	5	(4)	1		(1)
Miscellaneous	5	(6)	(1)			(1)
Sub—total	123	(91)	32	(1)	(65)	(34)
Net impact of self—supported Crown corporations and agencies	17,303	(13,932)	3,371	(1)	(2,650)	720

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority and Insurance Corporation of British Columbia include a stub period reversal of January—March 2014 and an inclusion of the stub period of January—March 2015.

4Subsidiary of B.C. Transportation Financing Authority.

5Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation, co—owned with Columbia Power Corporation.

6Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

7Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

SUCH 1 Statement of Financial Position

as at March 31, 2015

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2015	2014
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,251	361	234	1,314	3,160	2,682
Temporary investments	49	64	35	39	187	177
Accounts receivable	153	200	28	63	444	392
Inventories for resale	16	18	8	2	44	46
Due from Crown corporations, agencies and trust funds	239	15	7	13	274	250
Due from other governments	37	23	12		72	47
Due from self–supported Crown corporations and agencies		76	1		77	49
Equity in self–supported Crown corporations and agencies		51	15	(1)	65	130
Loans, advances and mortgages receivable	13	32			45	46
Other investments	41	1,787	91	59	1,978	1,790
Sinking fund investments		29	6		35	34
Financial assets before accounting adjustments	1,799	2,656	437	1,489	6,381	5,643
Policy accounting adjustments	8	(518)	(10)	72	(448)	(306)
Financial assets	1,807	2,138	427	1,561	5,933	5,337

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

SUCH 1 Statement of Financial Position

as at March 31, 2015—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2015	2014
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	987	352	119	387	1,845	1,713
Employee future benefits	1,053	179	77	217	1,526	1,491
Due to other governments	21	5	3		29	28
Due to Crown corporations, agencies and trust funds	34	4	4	79	121	35
Deferred revenue	5,786	4,741	1,008	5,493	17,028	16,215
Taxpayer–supported debt	1,417	653	110	27	2,207	2,086
Liabilities before accounting adjustments	9,298	5,934	1,321	6,203	22,756	21,568
Policy accounting adjustments	(4,111)	(2,497)	(787)	(5,126)	(12,521)	(11,991)
Liabilities	5,187	3,437	534	1,077	10,235	9,577
Net liabilities	(3,380)	(1,299)	(107)	484	(4,302)	(4,240)
Non–financial Assets
Tangible capital assets	6,854	5,472	1,213	7,173	20,712	19,963
Restricted assets		1,538	37	2	1,577	1,520
Prepaid program costs	215	40	5	9	269	254
Other assets	198	1	1	3	203	273
Non–financial assets before accounting adjustments	7,267	7,051	1,256	7,187	22,761	22,010
Policy accounting adjustments	(189)	(17)	(9)		(215)	(225)
Non–financial assets	7,078	7,034	1,247	7,187	22,546	21,785
Accumulated surplus (deficit)	3,698	5,735	1,140	7,671	18,244	17,545

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2015	2014
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	23	485	16	7	531	528
Fees and licenses	358	1,212	332	204	2,106	1,958
Contributions from the provincial government/Crown corporations and agencies	12,368	1,679	674	4,867	19,588	19,666
Miscellaneous	403	769	115	339	1,626	1,658
Investment income	13	135	11	19	178	154
Total revenue	13,165	4,280	1,148	5,436	24,029	23,964

Expense
Salaries and benefits	6,906	2,615	794	4,287	14,602	14,677
Government transfers		181	21		202	175
Operating costs	5,508	816	215	767	7,306	7,174
Interest	91	35	4	1	131	126
Amortization	540	362	80	276	1,258	1,263
Other	108	110	37	8	263	291
Total operating expense	13,153	4,119	1,151	5,339	23,762	23,706
Surplus (deficit) for the year before accounting adjustments	12	161	(3)	97	267	258
Policy accounting adjustments	278	(34)	20	175	439	145
Surplus (deficit) for the year	290	127	17	272	706	403

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20151

(Unaudited)

				Variance
				2014/15	2014/15
	2014/15	2014/15	2013/14	Actual	vs
	Budget[2]	Actual	Actual	To Budget	2013/14
Consolidated Revenue Fund[3]	26,300	26,679	26,526	379	153
Taxpayer—supported Crown corporations and agencies[4]	4,680	4,798	4,640	118	158
Total staff utilization	30,980	31,477	31,166	497	311

The table above provides a summary of full—time equivalent (FTE) employment.

1Staff utilization is the full—time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer—supported entities within the Summary Financial Statements.

2The budget figures do not include any provisions for the SUCH entities or for the self—supported Crown corporations and agencies.

3See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

4 See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Statement of Financial Position

as at March 31, 2015

(Unaudited)

	In Millions
	2015	2014
	$	$
Financial Assets
Cash and cash equivalents	1,371	249
Accounts receivable	2,938	3,065
Inventories for resale	31	24
Due from other governments	779	694
Due from Crown corporations and agencies	636	801
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	1,631	1,538
Other investments	337	641
Loans for purchase of assets, recoverable from agencies	28,109	26,366
	36,426	33,972
Liabilities
Accounts payable and accrued liabilities	3,214	3,208
Employee future benefits	316	304
Due to other governments	677	1,009
Due to Crown corporations, agencies and trust funds	2,016	1,479
Deferred revenue	2,859	3,277
Employee pension plans	261	214
Taxpayer—supported debt	38,328	37,749
Self—supported debt	20,310	18,913
	67,981	66,153
Net assets (liabilities)	(31,555)	(32,181)

Non—financial Assets
Tangible capital assets	2,551	2,426
Prepaid program costs	524	445
Other assets	438	524
	3,513	3,395
Accumulated operating result	(28,042)	(28,786)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
	2015		2014
	Estimated [1]	Actual	Actual
	$	$	$
Revenue
Taxation	21,473	22,390	20,263
Contributions from the federal government	6,032	5,992	6,029
Other revenue	3,311	3,257	3,288
Natural resources	2,873	2,783	2,809
Dividends	2,575	2,340	2,252
	36,264	36,762	34,641
Expense
Health	17,839	17,629	17,012
Education	8,049	8,005	7,960
Social services	3,646	3,771	3,741
Interest[2]	1,269	1,181	1,235
Natural resources and economic development	1,425	1,810	1,380
Transportation	777	778	772
Other	985	722	593
Protection of persons and property	1,224	1,246	1,238
General government	926	916	960
	36,140	36,058	34,891
Operating result for the year before unusual items	124	704	(250)
Liquidation dividends		40	16
Operating result for the year	124	744	(234)

Accumulated operating result —beginning of year as restated		(28,786)	(28,552)
Accumulated operating result —end of year		(28,042)	(28,786)

1The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 18, 2014. It does not include other authorizations granted under statutory authority of $410 million (2014: $166 million).

2Interest expense does not include the following: interest of $1,124 million (2014: $1,073 million) on cost of borrowing for relending to government bodies; interest of $21 million (2014: $16 million) funded by sinking fund earnings; and, interest of nil (2014: $1 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
	2015			2014
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			744	(234)
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			198	204
Amortization of public debt deferred revenue and deferred charges			(365)	(368)
Concessionary loan adjustments (decreases)			(12)	(3)
(Gain) or loss on sale of tangible capital assets			(65)	(199)
Valuation adjustments			33	47
Accounts receivable decreases (increases)			127	(785)
Due from other governments (increases) decreases			(85)	90
Due from self—supported Crown corporations and agencies decreases (increases)			165	(454)
Accounts payable increases (decreases)			6	(16)
Employee future benefits increases			12	9
Due to other governments (decreases)			(332)	(939)
Due to Crown corporations, agencies and funds increases			537	1,044
Employee pension plan increases			47	49
Items applicable to future operations (decreases)			(455)	(736)
Cash derived from (used for) operations			555	(2,291)

Capital Transactions
Tangible capital assets dispositions (acquistions)	70	(329)	(259)	(78)
Cash (used for) capital	70	(329)	(259)	(78)

Investment Transactions
Investment in self—supported Crown corporations and agencies decreases				250
Loans, advances and mortgages receivable issues	211	(324)	(113)	(137)
Other investments—net decreases	310	(6)	304	301
Cash derived from investments	521	(330)	191	414
Total cash inflows (requirements)			487	(1,955)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2015—Continued

(Unaudited)

	In Millions
	2015			2014
	Receipts	Disbursements	Net	Net
	$	$	$	$

Total cash inflows (requirements) carried forward from previous page			487	(1,955)

Financing Transactions[1]
Public debt increases	30,700	(28,318)	2,382	5,065
(Used for) purchase of assets, recoverable from agencies	13,599	(15,346)	(1,747)	(2,777)
Cash derived from financing	44,299	(43,664)	635	2,288
Increase in cash and cash equivalents			1,122	333
Cash and cash equivalents—beginning of year			249	(84)
Cash and cash equivalents—end of year			1,371	249

Cash and cash equivalents are made up of:
Cash			1,300	(236)
Cash equivalents			71	485
			1,371	249

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
	2015		2014
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue[1]

Personal income	7,491	8,076	6,862
Corporate income	2,348	2,635	2,427
Harmonized sales		(91)	(225)
Provincial sales	5,950	5,831	5,509
Carbon	1,228	1,198	1,222
Property	1,989	1,994	1,924
Fuel	509	511	487
Property transfer	804	1,065	937
Tobacco	780	752	724
Other	450	490	464
Commissions on collection of public funds	(66)	(63)	(62)
Valuation adjustments	(10)	(8)	(6)
Total taxation revenue	21,473	22,390	20,263

Contributions from the Federal Government

Canada health and social transfers	5,840	5,827	5,868
Other contributions	192	165	161
Total contributions from the federal government	6,032	5,992	6,029

Other Revenue

Medical Services Plan premiums	2,176	2,151	2,076
Motor vehicle licences and permits	522	499	504
Other fees and licences	442	353	360
Investment earnings	93	96	87
Miscellaneous	239	257	235
Asset dispositions	1	65	199
Commissions on collection of public funds	(7)	(7)	(7)
Valuation adjustments	(155)	(157)	(166)
Total other revenue	3,311	3,257	3,288

Natural Resource Revenue[2]

Petroleum, natural gas and minerals	1,536	1,531	1,517
Forests	770	728	693
Water and other	574	529	606
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(6)	(4)	(6)
Total natural resource revenue	2,873	2,783	2,809

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2015—Continued

(Unaudited)

	In Millions
	2015		2014
	Estimated	Actual	Actual
Dividends

Self—supported Crown corporations
British Columbia Hydro and Power Authority	279	264	167
British Columbia Liquor Distribution Branch	862	935	877
British Columbia Lottery Corporation	937	996	925
Columbia Power Corporation	280	2	32
Insurance Corporation of British Columbia	200	139	237
Other	17	4	14
Total dividends	2,575	2,340	2,252
Net Consolidated Revenue Fund Revenue	36,264	36,762	34,641

Liquidation Dividends		40	16

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Energy and Mines
Northwest Transmission Line	(13)	(13)	(93)
Finance
British Columbia Transit	(12)	(12)	(12)
BC Transportation Financing Authority	(429)	(423)	(432)
Cowichan Tribes	(2)	(3)	(3)
Municipalities or Eligible Entities	(32)	(35)	(32)
Rural Areas	(320)	(313)	(308)
South Coast British Columbia Transportation Authority	(356)	(325)	(357)
Forests, Lands and Natural Resource Operations
Habitat Conservation Trust	(6)	(7)	(6)
Natural Gas Development
Oil and Gas Commission	(27)	(33)	(31)
Total	(1,197)	(1,164)	(1,274)

1Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $67 million (2014: $56 million) and corporate income tax were $103 million (2014: $103 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $135 million (2014: $109 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $21 million (2014: $22 million).

Property tax revenue was recorded net of home owner grants of $794 million (2014: $798 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $850 million (2014: $587 million). Natural resource revenue includes mining taxes of $90 million (2014: $126 million), and logging taxes of $39 million (2014: $24 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,398 million (2014: $1,241 million), road credits of $11 million (2014: $6 million) and summer drilling credits of $3 million (2014: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	69,565		69,565	62,284
Officers of the Legislature	48,619	4,705	53,324	52,231
Office of the Premier	9,008		9,008	8,449
Aboriginal Relations and Reconciliation	82,275	60,841	143,116	135,142
Advanced Education	1,935,671	37,702	1,973,373	1,970,651
Agriculture	79,733	5,895	85,628	85,257
Children and Family Development	1,356,419		1,356,419	1,353,652
Community, Sport and Cultural Development	221,360	50,118	271,478	270,613
Education	5,386,762	73,085	5,459,847	5,459,431
Energy and Mines	21,407	24,068	45,475	45,448
Environment	133,692		133,692	132,781
Finance	202,189	48,325	250,514	187,759
Forests, Lands and Natural Resource Operations	591,283	250,819	842,102	837,588
Health	16,936,070		16,936,070	16,866,796
International Trade	36,135	11,022	47,157	47,099
Jobs, Tourism and Skills Training	198,885	1,184	200,069	199,813
Justice	1,155,166	30,290	1,185,456	1,172,576
Natural Gas Development	400,940	2,227	403,167	403,094
Social Development and Social Innovation	2,529,819	18,002	2,547,821	2,547,453
Technology, Innovation and Citizens’ Services	527,008	(36,023)	490,985	487,843
Transportation and Infrastructure	812,293		812,293	811,700
Management of Public Funds and Debt	1,268,466		1,268,466	1,180,861
Contingencies (All Ministries) and New Programs[1]	300,000	(257,437)	42,563	6,710
Capital Funding	1,048,243		1,048,243	859,945
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	778,000	85,514	863,514	863,514
Auditor General for Local Government	2,600		2,600	2,555
Electoral Boundaries Commission	2,500		2,500	1,017
Environmental Appeal Board and Forest Appeals Commission	2,075		2,075	1,639
Forest Practices Board	3,815		3,815	3,796
Total expense	36,140,000	410,337	36,550,337	36,057,697

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2015—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	35,737,087	337,398	36,074,485	35,588,641
Statutory
Various Acts		94,375	94,375	94,375
Special Accounts	437,606	193,918	631,524	624,135
Inter—account transfers	(34,693)	(215,354)	(250,047)	(249,454)
Total expense by appropriation 2014/15	36,140,000	410,337	36,550,337	36,057,697
Total expense by appropriation 2013/14	35,491,000	166,123	35,657,123	34,890,386

1Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		178,478	178,478	178,478
Legislation	3,392		3,392	974
Officers of the Legislature	1,810		1,810	1,484
Office of the Premier	1		1
Aboriginal Relations and Reconciliation	1		1
Advanced Education	504		504	508
Agriculture	294		294	276
Children and Family Development	1,040		1,040	985
Community, Sport and Cultural Development	833		833	83
Education	1,238		1,238	35
Energy and Mines	13,196	53	13,249	13,249
Environment	29,033		29,033	28,420
Finance	1,503,969	6,701	1,510,670	1,447,421
Forests, Lands and Natural Resource Operations	136,478	8,203	144,681	138,162
Health	8,326		8,326	3,019
International Trade	1		1
Jobs, Tourism and Skills Training	9,475	1,400	10,875	10,875
Justice	18,802		18,802	5,488
Natural Gas Development	30,008	19,297	49,305	49,305
Social Development and Social Innovation	29,517		29,517	24,792
Technology, Innovation and Citizens’ Services	199,468		199,468	178,387
Transportation and Infrastructure	4,168		4,168	4,139
Contingencies (All Ministries) and New Programs	81,530	(21,952)	59,578
Total financing transaction disbursements	2,073,084	192,180	2,265,264	2,086,080

Summary of Appropriations
Loans, investments and other requirements	444,940	180,993	625,933	595,792
Revenue collected for, and transferred to, other entities	1,196,641	11,187	1,207,828	1,164,283
Capital expenditures	431,503		431,503	326,005
Total financing transactions by appropriation	2,073,084	192,180	2,265,264	2,086,080

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Consolidated Revenue Fund

Schedule of Write—offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education		36
Ministry of Environment	2
Ministry of Finance	25	100
Ministry of Health	3
Ministry of Justice	8
Ministry of Social Development and Social Innovation	12
Total 2014/15	50	136	0

Total 2013/14	89	85	42

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer—supported debt; and (2) self—supported debt.

Taxpayer—supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer—supported Crown corporation.

Self—supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2015 was $62,920 million, which consists of $63,158 million in the Summary Financial Statements in addition to $720 million of non—guaranteed debt and $19 million of guaranteed debt less $977 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Provincial Debt

as at March 31, 2015

(Unaudited)

The accumulated provincial net debt of $62,920 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2015, taxpayer—supported net debt totalled $41,880 million including debt incurred for government operating purposes ($9,280 million), educational facilities ($12,118 million), health facilities ($6,522 million), transportation infrastructure ($10,725 million), and other debt ($3,235 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2015, self—supported debt totalled $21,040 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($16,544 million), the Transportation Investment Corporation ($3,335 million), Columbia River power projects ($464 million), Columbia Power Corporation ($300 million), British Columbia Lottery Corporation ($140 million), commercial subsidiaries of certain post—secondary institutions ($222 million), and debt of other government business enterprise ($35 million).

Chart 1 — Provincial debt as at March 31, 2015

1Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $2,227 million in 2014/15 when compared to the prior year. This includes an increase in taxpayer—supported debt of $812 million and an increase in self—supported debt of $1,415 million. Warehouse Program debt was zero at fiscal year—end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2015.

Taxpayer—supported Debt—Increased by $812 million due to a $943 million decrease to government direct operating debt, and new capital financing requirements of $487 million in the education sector, $484 million in the health sector, $496 million in the transportation sector, and $288 million for other taxpayer—supported entities which included $326 million for provincial government general capital.

Self—supported Debt—Increased by $1,415 million due to new capital financing requirements of $985 million by BC Hydro and Power Authority, $300 million by Columbia power Corporation, $24 million by the commercial subsidiaries of certain post-secondary institutions, $126 million by Transportation Investment Corporation, and $1 million by other government business enterprises offset by a decrease of $15 million by British Columbia Lottery Corporation and $6 million by Columbia River power projects.

Chart 2 — Change in provincial debt for the year ended March 31, 2015

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer—supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2015

(Unaudited)

	In Millions
	2015	2014
	$	$
(Surplus) for the year	(1,683)	(327)

Taxpayer—supported debt decreased by:
Non—cash expenses included in (surplus)	(2,188)	(1,740)
Accounts receivable, accounts payable and other working capital net changes	857	2,552
	(1,331)	812

Taxpayer—supported debt increased by:
Self—supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	738	161
Tangible capital asset net acquisitions	3,196	2,489
Net (decreases) in loans, advances and investments	(108)	(249)
	3,826	2,401
Net increase in taxpayer—supported debt	812	2,886
Taxpayer—supported debt—beginning of year	41,068	38,182
Taxpayer—supported debt—end of year	41,880	41,068
Self—supported debt	21,040	19,625
Total debt[2]	62,920	60,693

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2015

(Unaudited)

	In Millions
	2015	2014
	$	$
Total debt	62,920	60,693

Debt included as part of equity in self—supported Crown corporations and agencies	(720)	(702)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(19)	(24)
Sinking fund investments	977	835
Summary Financial Statements’ debt	63,158	60,802

Comprised of:
Taxpayer—supported debt	42,693	41,761
Self—supported debt	20,465	19,041
Summary Financial Statements’ debt	63,158	60,802

2See Summary of Provincial Debt, page 137.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $2,227 million compared to a budgeted increase of $4,045 million resulting in an $1,818 million improvement over budget net of the $200 million increase in the forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer—supported debt increased by $812 million compared to a budgeted increase of $2,007 million. The $1,195 million improvement over budget is due to lower than forecasted borrowing for government operating purposes ($548 million), education ($147 million), transportation ($323 million) and other capital investments ($183 million) offset by higher than forecasted borrowing for health facilities ($6 million).

Self—supported debt increased by $1,415 million compared to a budgeted increase of $1,838 million. The $423 million improvement over budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($312 million), Transportation Investment Corporation ($84 million), British Columbia Lottery Corporation ($42 million), offset by higher than forecasted borrowing for other government business enterprises ($2 million) and commercial subsidiaries of certain post—secondary institutions ($13 million).

Chart 3 — Change in provincial debt1 (actual vs budget) for the year ended March 31, 2015

1The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Interprovincial Comparison of Taxpayer—supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer—supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer—supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer—supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 — Interprovincial comparison of taxpayer—supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2014 are 17.3%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Interprovincial Comparison of Taxpayer—supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer—supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer—supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer—supported debt service costs as a percentage of revenue of all provinces.

Chart 5 — Interprovincial comparison of taxpayer—supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2014 are 3.9%

Moody’s definition of taxpayer—supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer—supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Report on the Debt-Related Statements

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia and its subsidiaries, which comprise the summary of provincial debt as at March 31, 2015, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2015.

Government’s Responsibility for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes of the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility under the Auditor General Act is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Government’s preparation and fair presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Government, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report — Debt-Related Statements

Opinion

In my opinion, the summary of provincial debt as at March 31, 2015, the key indicators of provincial debt and the summary of performance measures for the year then ended, are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

/s/ Carol Bellringer

Victoria, British Columbia	Carol Bellringer, CPA, FCA
July 8, 2015	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary of Provincial Debt1

as at March 31

	In Millions
	2015	2014	2013	2012	2011
	$	$	$	$	$
Taxpayer—supported Debt
Provincial government direct operating
Provincial government operating	6,584	7,527	6,712	5,117	4,268
Provincial government general capital	2,696	2,696	2,696	2,696	2,696
	9,280	10,223	9,408	7,813	6,964
Education[2]
Schools	7,600	7,245	6,830	6,407	6,016
Post—secondary institutions	4,518	4,386	4,315	4,185	4,092
	12,118	11,631	11,145	10,592	10,108
Health facilities[2]	6,522	6,038	5,691	5,293	4,895
Highways, ferries and public transit
BC Transportation Financing Authority	8,428	7,912	7,084	6,287	5,785
British Columbia Transit	123	143	163	183	158
Public transit[2]	1,000	1,000	1,000	1,000	997
Sky Train extension[2]	1,174	1,174	1,174	1,174	1,155
	10,725	10,229	9,421	8,644	8,095
Other
BC Pavilion Corporation	381	382	383	383	250
Provincial government general capital	1,698	1,372	1,073	808	570
Social Housing[3]	715	719	658	674	511
Other[4]	441	474	403	452	428
	3,235	2,947	2,517	2,317	1,759
Total taxpayer—supported debt	41,880	41,068	38,182	34,659	31,821

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2015	2014	2013	2012	2011
	$	$	$	$	$
Self—supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority[5]	16,544	15,559	14,167	12,978	11,710
British Columbia Lottery Corporation	140	155	132	90	85
Columbia Power Corporation	300
Columbia River power projects[6]	464	470	475	481	183
Post—secondary institutions’ subsidiaries[7]	222	198	215	173	173
Transportation Investment Corporation	3,335	3,209	2,610	1,779	1,148
Other[8]	35	34	35	33	34
Total self—supported debt	21,040	19,625	17,634	15,534	13,333
Total provincial debt	62,920	60,693	55,816	50,193	45,154

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

4Includes debt of other taxpayer-supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

5Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($70 million). Figures for prior years have been restated.

6Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

7Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd. and Vancouver Island Technology Park.

8Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, British Columbia Liquor Distribution Branch and School District 91 private company.

Summary of Provincial Debt

The debt—related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt—related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt—related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer—supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2015		2014	2013	2012	2011
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Debt to Revenue (percent)
Total provincial	111.9	106.4	107.7	104.1	94.7	88.5
Taxpayer—supported	98.1	94.1	96.1	93.7	85.1	78.8

Debt per Capita ($)[2]
Total provincial	13,987	13,586	13,244	12,287	11,156	10,111
Taxpayer—supported	9,306	9,043	8,962	8,405	7,703	7,125

Debt to GDP (percent)[3]
Total provincial	27.7	26.4	26.4	25.1	23.1	21.9
Taxpayer—supported	18.4	17.5	18.2	17.2	15.9	15.4

Interest Bite (cents per dollar of
revenue)[4]
Total provincial	4.6	4.2	4.5	4.4	4.3	4.2
Taxpayer—supported	4.0	3.6	4.0	3.9	4.0	4.0

Interest Costs ($ millions)
Total provincial	2,662	2,465	2,550	2,336	2,300	2,155
Taxpayer—supported	1,773	1,591	1,689	1,590	1,625	1,596

Interest Rate (percent)[5]
Taxpayer—supported	4.2	3.8	4.3	4.4	4.9	5.2

Background Information:
Revenue ($ millions)
Total provincial[6]	57,842	59,142	56,367	53,613	52,993	51,035
Taxpayer—supported[7]	43,903	44,526	42,725	40,744	40,734	40,385

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2015		2014	2013	2012	2011
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total provincial	64,738	62,920	60,693	55,816	50,193	45,154
Taxpayer—supported[8]	43,075	41,880	41,068	38,182	34,659	31,821

Provincial GDP ($ millions)[9]	234,033	238,726	225,794	222,565	217,460	205,996

Population (thousands at July 1)[10]	4,629	4,631	4,583	4,543	4,499	4,466

1Figures for prior years have been restated to conform with the presentation used for 2014/15 and to include the effects of changes in underlying data and statistics.

2The ratio of debt to population (e.g., debt at March 31, 2015 divided by population at July 1, 2014).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2015 divided by 2014 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2014 is used for the fiscal year ended March 31, 2015). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in February 2015 has been used for the fiscal year ended March 31, 2015 for demonstration purposes.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2014 is used for the fiscal year ended March 31, 2015).

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2015

	2015	2015	2014
	Target	Actual	Actual

Provincial credit rating[1]	Aaa	Aaa	Aaa
Taxpayer—supported debt to GDP ratio[2]	18.4%	17.5%	18.2%
Taxpayer—supported debt service costs as a percentage of revenue[2]	4.0%	3.6%	3.9%

1Performance target presented in the Ministry of Finance 2015/16—2017/18 Service Plan, actuals as per Moody’s Investors Services Inc.

2These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2015/16—2017/18 Service Plan, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now included in the Ministry of Finance’s budget estimates from the Budget and Fiscal Plan 2014/15—2016/17. Actual performance measures are those reported in the 2014/15 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer—supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line—by—line basis. Inter—entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line—by—line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self—supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self—supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non—discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

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PUBLIC ACCOUNTS 2014/15

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non—financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self—supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self—supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

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PUBLIC ACCOUNTS 2014/15

Definitions—Continued

(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self—supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee

AiP	Agreements in Principle

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BCIT	British Columbia Institute of Technology

BCRC	British Columbia Railway Corporation

BCT	British Columbia Transit

BCTS	British Columbia Timber Sales

BTAA	Budget Transparency and Accountability Act

CICA	Canadian Institute of Chartered Accountants

CMHC	Canada Mortgage and Housing Corporation

CRF	Consolidated Revenue Fund

FAA	Financial Administration Act

FRAS	Financial Reporting and Advisory Services

FTE	Full—time equivalent

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

GRE	Government reporting entity

HPO	Homeowner Protection Office

HST	Harmonized Sales Tax

ICBC	Insurance Corporation of British Columbia

IFRS	International Financial Reporting Standards

MLA	Members of the Legislative Assembly

Moody’s	Moody’s Investors Service

OAG	Office of the Auditor General

OCG	Office of the Comptroller General

OCI	Other comprehensive income

OIC	Order in Council

P3	Public private partnership

Pension Corporation	British Columbia Pension Corporation

PHH	PHH Vehicle Management Services Inc.

PSAB	Public Sector Accounting Board

RTP	Rapid Transit Project 2000 Ltd.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2014/15

Acronyms—Continued

(Unaudited)

SCBCTA	South Coast British Columbia Transportation Authority

SUCH	School districts, universities, colleges, institutes and health organizations

TCA	Tangible capital assets

the Commission	British Columbia Utilities Commission

UBC	University of British Columbia

UVIC	University of Victoria